UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Friday, May 8, 2015, at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida. The meeting will begin at 1:00 p.m.

The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings
Chairman and Chief Executive Officer

March 27, 2015

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2015 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida on Friday, May 8, 2015, at 1:00 p.m. to consider and vote upon:

1.	The election of the eleven nominees for director named in the attached proxy statement for a term expiring at the 2016 annual meeting of shareholders;

2.	An advisory vote to approve the Company’s executive compensation program;

3.	The proposal to approve the material terms of the performance measures under the Tupperware Brands Corporation 2010 Incentive Plan;

4.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2015; and

5.	Such other business as may properly come before the meeting and any adjournment thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or submit a proxy telephonically or electronically, as outlined in the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership, which will admit you to the meeting.

By order of the Board of Directors,

Thomas M. Roehlk Executive Vice President, Chief Legal Officer & Secretary

March 27, 2015

General Information

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 8, 2015, and at any adjournment thereof. The meeting will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida. A notice regarding the availability of proxy materials for the annual meeting is being mailed to shareholders on or about March 27, 2015.

Voting at the Meeting

The Board has fixed the close of business on March 16, 2015 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 49,822,345 shares of the Company’s common stock, each of which is entitled to one vote. A majority of the shares outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Shares for which there is a properly executed proxy will be voted in accordance with the instructions indicated. If no instructions are indicated in a properly executed proxy, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Wells Fargo Bank, N.A., transfer agent for the Company, as the independent inspector of election to act at the meeting.

For all matters to be voted upon by shareholders at the meeting, the Company’s Amended and Restated By-Laws (the “By-Laws”) require the affirmative vote of a majority of the votes cast at the meeting. Abstentions are not treated as votes cast and will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the meeting.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on certain matters. In the absence of such instructions, the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors, the advisory vote regarding the Company’s executive compensation program, and the approval of the material terms of the performance measures under the Tupperware Brands Corporation 2010 Incentive Plan require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome.

1.	Election of Directors

Board of Directors—Nominees for Election

Eleven director nominees will be voted on at the annual meeting. All of the nominees are currently directors of the Company. The nominees are Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger III, E.V. Goings, Joe R. Lee, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Joyce M. Roché, and M. Anne Szostak. Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” appearing later in this proxy statement.

The following is information concerning the nominees for election, each of whom has a term expiring at the annual meeting of shareholders in 2015. The nominations are for a term expiring at the annual meeting of shareholders in 2016 and until a successor is elected or until his or her earlier resignation or removal. Information regarding some of the experience, qualifications, attributes and/or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

CATHERINE A. BERTINI, Professor of Public Administration and International Affairs at the Maxwell School of Syracuse University, since August 2005. Prior to her current position, Ms. Bertini was an Undersecretary General of the United Nations, responsible for an organization with a $2 billion budget and operations in over 80 countries. She also has had extensive experience in dealings with international organizations. Age 64. First elected: 2005.

SUSAN M. CAMERON, CEO of Reynolds American Inc., an $8 billion publicly traded tobacco company, since 2014, and during the period between 2004-2011. Ms. Cameron currently serves on the boards of R.R. Donnelly & Sons Company and Reynolds American Inc. Ms. Cameron serves as a chief executive officer of a public company and has considerable experience in the marketing function for international, name-brand consumer products companies, in addition to having served on boards of other public companies. Age 56. First elected: 2011.

KRISS CLONINGER III, President and Chief Financial Officer of AFLAC, Inc., an insurance and financial services firm, since 2001. Mr. Cloninger also serves as a director of AFLAC, Inc. and Total System Services, Inc. Mr. Cloninger serves as a senior executive officer of a public company with a distribution channel that is comparable to the Company’s and possesses financial expertise, in addition to having served on boards of other public companies. He also possesses substantial international business experience. Age 67. First elected: 2003.

E.V. GOINGS, Chairman and Chief Executive Officer of the Company since October 1997. Over the past five years, Mr. Goings has served on the board of R.R. Donnelley & Sons Company. Mr. Goings has decades of business experience and considerable skills in senior management at corporate and business unit levels with publicly-owned direct-to-consumer marketers of name brand consumer products, including beauty products, on a global basis, in addition to having served on boards of other public companies. Age 69. First elected: 1996.

JOE R. LEE, retired Chairman and CEO of Darden Restaurants, Inc., which owns and operates restaurant chains. Mr. Lee retired from his position at Darden Restaurants, Inc. in 2005. Over the past five years, Mr. Lee has served as a director of SunTrust Bank of Central Florida, N.A. Mr. Lee has served as a chief executive officer and chief financial officer of a public company, has considerable experience with name brand consumer products and possesses financial expertise, in addition to having served on boards of other public companies. Age 74. First elected: 1996.

ANGEL R. MARTINEZ, Chair of the Board, President and CEO of Deckers Outdoor Corporation, an outdoor footwear manufacturer, since April 2005. Mr. Martinez serves as a chair of the board and chief executive officer of a public company and has considerable experience in the marketing function for name brand consumer products companies, in addition to having served on the board of another public company. Age 59. First elected: 1998.

ANTONIO MONTEIRO DE CASTRO, retired Chief Operating Officer of British American Tobacco Company, a position held until December 2007. Mr. Monteiro de Castro has considerable experience as a chief operating officer of an international, consumer products company, is a resident of Brazil, a large foreign market where the Company has a significant business unit, has brand management and financial experience, and has served as a director of another U.S. public company. Age 69. First elected: 2010.

ROBERT J. MURRAY, retired Chairman of New England Business Service, Inc., a business services company, after serving as Chairman and Chief Executive Officer until January 2004. Mr. Murray serves as a director of IDEXX Laboratories, Inc., LoJack Corporation and The Hanover Insurance Group, Inc. Mr. Murray also served as a director of Delhaize Group within the past five years. Mr. Murray has served as a chief executive officer of a public company, possesses financial expertise and has managed a division of a large foreign-based name brand consumer products company, in addition to having served on boards of other public companies. Mr. Murray also brings operating experience from outside the United States. Age 73. First elected: 2004.

DAVID R. PARKER, Chief Operating Officer of The Archstone Partnerships, a leading fund of hedge funds manager, since 2005. Over the past five years, Mr. Parker has served as a director of SFN Group, Inc. Mr. Parker has served as a chief executive officer of a public company, has experience in distribution businesses, and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s Board, as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. As Chief Operating Officer of a $3.3 billion fund of hedge funds, he is very involved with a significant part of the worldwide capital markets and their dynamics. Age 71. First elected: 1997.

JOYCE M. ROCHÉ, an author and retired President and Chief Executive Officer of Girls, Inc., a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold. Ms. Roché serves as a director of AT&T Inc., Dr. Pepper Snapple Group and Macy’s, Inc. In addition, over the past five years, Ms. Roché has served on the board of Anheuser-Busch Companies, Inc. and May Department Stores. Ms. Roché has served as a chief operating officer of a public company and has considerable experience in the marketing function for a large direct-to-consumer beauty products company, in addition to having served on boards of other public companies. Age 67. First elected: 1998.

M. ANNE SZOSTAK, President and CEO of Szostak Partners, a consulting firm which advises CEOs on strategic and human resource issues, since June 2004. Ms. Szostak serves as a director of Dr. Pepper Snapple Group and IDEXX Laboratories, Inc. In addition, over the past five years, Ms. Szostak has served on the boards of Belo Corporation, Choicepoint, Inc. and SFN Group, Inc. Ms. Szostak has served in executive positions in a large public company and has considerable experience in executive compensation and human resources, in addition to having served on boards of other public companies. Age 64. First elected: 2000.

Vote Required and Resignation Policy

To be elected, a nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is elected or until his or her earlier resignation or removal. The Company’s By-Laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board of Directors, which may be conditioned on acceptance by the Board of Directors. If a resignation is so conditioned on acceptance by the Board of Directors, the Nominating and Governance Committee shall make a recommendation to the Board of Directors on whether to accept or reject such resignation, or whether other action should be taken. The Board of Directors shall act on such resignation taking into account the recommendation of the Nominating and Governance Committee and shall publicly disclose its decision and the reasons for it within 90 days from the date the inspector or inspectors of election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board of Directors that concern such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

Board Committees

Audit, Finance and Corporate Responsibility Committee

The Audit, Finance and Corporate Responsibility Committee (the “Audit Committee”), which held seven meetings in 2014, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”); evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Audit Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems and accounting policies, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”). It also reviews and makes recommendations to the Board of Directors concerning the Company’s code of conduct, its financial structure and financing needs and activities, and makes determinations regarding related party transactions, if any. The current members of the Audit Committee are Mr. Murray (Chairperson), Ms. Bertini, Ms. Szostak and Messrs. Monteiro de Castro and Parker. All such members are independent in accordance with New York Stock Exchange listing standards, and the Board has determined that two members of the Audit Committee (Messrs. Murray and Parker) are audit committee financial experts, as defined by applicable rules. None of the members of the Audit Committee serve on more than three audit committees (including the Company’s).

Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee”), which held six meetings in 2014, makes compensation recommendations to the Board for the Company’s senior management, including the Chief Executive Officer. It also directs the administration of and makes various determinations under management incentive plans, approves the compensation discussion and analysis in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. The Compensation Committee establishes the executive compensation objectives of the Company and administers the Company’s compensation program within the context of those objectives, taking into consideration issues of risk-taking in connection with compensation. The Compensation Committee approves salary and incentive structures for executive management, specifically approves salaries and incentive programs for executive officers, and recommends for approval of the full Board of Directors the compensation for those corporate officers at or above the level of senior vice president, including each of the named executive officers. While the Compensation Committee may specifically set the salary and incentive program for any key executive below the level of executive officer, as a general matter it delegates this role to senior management. The Company’s executive vice president and chief human resources officer and chief executive officer recommend all executive officer-level compensation actions, except that the chief executive officer is not involved in any recommendation concerning his own compensation. The chief executive officer’s compensation is recommended by the Committee after consultation with its compensation consultant, which it directly engages as authorized by its charter. The current members of the Compensation Committee are Ms. Roché (Chairperson), Ms. Cameron and Messrs. Cloninger, Lee and Martinez. All such members are independent in accordance with New York Stock Exchange listing standards.

In 2014, the Compensation Committee engaged Aon Hewitt to provide a variety of executive compensation consulting services, including evaluation and review of compensation trends, regulations, management’s recommendations regarding compensation levels and plan design, incentive plan performance target practices, incentive program design related to material risk-taking, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Compensation Committee. The Compensation Committee has engaged Aon Hewitt to provide similar services in 2015. The total fees for such services in 2014 were $185,000. Aon Hewitt provided services unrelated to executive compensation consulting to the Company during 2014 in addition to those provided to the Compensation Committee. The additional services were recommended by management and approved by the Compensation Committee, and consisted of consulting on a variety of health and welfare benefit matters. The total fees for such additional services in 2014 were $350,330.

The Compensation Committee considered SEC rules and New York Stock Exchange listing standards when assessing the independence of its consultant, and concluded that the other work performed by Aon Hewitt during 2014 did not affect the independence of Aon Hewitt. Among the factors considered in the conclusion were the scope of additional services provided to the Company, the total fees for related and unrelated services paid to Aon as a percentage of Aon’s total annual revenue, the policies and procedures of Aon related to preventing conflicts of interest, that no business or personal relationships exist between the Aon consultants and the Compensation Committee or management and that no stock of the Company is owned by the Aon Hewitt consultants performing work for the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”), which held two meetings in 2014, identifies and reviews qualifications of and recommends to the Board candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. The Nominating Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board of Directors based on the facts and circumstances of the Company. Once such criteria have been determined, the Nominating Committee conducts a search for qualified candidates, which may include the use of third-party search firms or solicitations of nominee suggestions from management or the non-management members of the Board. The Nominating Committee’s current criteria for consideration of any new candidate for selection include, at a minimum, experience in managing a consumer products business or an international business or organization and experience as a chief executive officer, chief operating officer or other senior position with a public company. After compiling background material on potential nominee candidates, management provides an analysis against Committee-established criteria, and promising candidates are interviewed by the chairperson of the Nominating Committee, by management and, if appropriate, by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Nominating Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Nominating Committee. The Nominating Committee also considers any recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose to the Nominating Committee a candidate for Board membership should send to the attention of the Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the

Nominating Committee using the same criteria used to evaluate other director candidates. The Nominating Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board of Directors in regard thereto. The Nominating Committee also determines compensation of non-management directors of the Company. No aspect of this determination is delegated to management, although the Nominating Committee does request the recommendation of the Company’s chief executive officer. The Nominating Committee is authorized to engage directly a compensation consultant to make recommendations regarding director compensation. The current members of the Nominating Committee are Mr. Murray (Chairperson), Ms. Roché, Ms. Szostak, and Messrs. Cloninger and Parker, and all such members are independent in accordance with New York Stock Exchange listing standards.

Executive Committee

The Executive Committee, which did not meet in 2014, has most of the powers of the Board and can act when the Board is not in session. The current members of the Executive Committee are Mr. Goings (Chairperson), Ms. Roché and Messrs. Cloninger, Murray and Parker.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were five Board meetings held in 2014. No director attended fewer than 75 percent of the aggregate of Board and committee meetings on which the director served as a committee member. The Company’s corporate governance principles provide that directors should be available to attend scheduled and special Board and committee meetings on a consistent basis and in person, as well as to attend the annual meeting of shareholders. All of the Board’s 11 directors attended the annual meeting of shareholders in 2014, except for Mr. Martinez.

Corporate Governance

The Board has established corporate governance principles, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for the key committees of its Board of Directors (Audit, Finance and Corporate Responsibility Committee, Nominating and Governance Committee, and Compensation and Management Development Committee). These documents may be found on the Company’s website (www.tupperwarebrands.com) in the Investor Relations section under the Corporate Governance tab. The code of conduct and code of ethics apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. The Company will, to the extent required by law or regulation, disclose on its website waivers of or amendments to its code of conduct or code of ethics, if and when there are any.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers or with the non-management members of the Company’s Board of Directors. Communications from interested parties to non-management directors are routed to the chairperson of the Audit, Finance and Corporate Responsibility Committee of the Board of Directors, who then determines whether such communication shall be distributed to all non-management directors, makes such distribution if so determined, and oversees reaction to such communications by the Board of Directors, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers and the Board of Directors are located at TupperwareBrands.com in the Code of Conduct section. While this communication access is intended primarily to accommodate matters involving the code of conduct, the Board of Directors invites interested parties to contact the Board or any of its individual members, including the Presiding Director, on any topic of interest through the online form available on the Company’s website (www.tupperwarebrands.com) in the Investor Relations section under the Board of Directors tab, or in writing to Board of Directors, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication can be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to +1-770-582-5215 from all other locations. If the operator asks for a name when calling collect, to remain anonymous, the caller may respond “Tupperware.” The hotline is staffed by multi-lingual professionals through an independent company called The Network. The caller may direct the report to the Board of Directors by so advising The Network.

Each regularly-scheduled meeting (excluding telephonic meetings) of the Board of Directors includes an executive session of non-management members of the Board of Directors. The Presiding Director, Mr. Robert J. Murray, acts as the chairperson of the executive sessions of the non-management members of the Board.

The Board of Directors has affirmatively determined that each of the following non-management members of the Board (or entity with which such person is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and that each such member is independent, in accordance with New York Stock Exchange listing standards: Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger III, Joe R. Lee, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Joyce M. Roché and M. Anne Szostak.

Diversity

The Board of Directors values diversity as a factor in selecting members to nominate to serve on the Board, and believes that the diversity that exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience.

Risk Oversight

The Board of Directors’ involvement in risk oversight involves the Audit Committee, the Compensation Committee and the full Board of Directors. The Audit Committee receives materials on a quarterly basis to address the identification and status of major risks to the Company, including steps to mitigate risk. Enterprise risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews compensation structures and programs to evaluate whether they encourage excessive risk taking for compensation purposes that could result in material adverse effects upon the Company. At each in-person, regularly scheduled meeting of the full Board of Directors, the major risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of that committee regarding risks. In addition, on an annual basis, the full Board of Directors receives a presentation by management regarding the enterprise risk management process, currently identified risks and associated responses to those risks.

Board Leadership Structure

The Board of Directors has chosen to combine the roles of chairman and chief executive officer and to have an independent Presiding Director. The duties of the Presiding Director include presiding at meetings of the independent directors, serving as liaison between the Board and the Chairman and Chief Executive Officer, approving schedules, agendas and materials sent to the Board, oversight of the Board of Directors and CEO evaluation processes, and coordination of the director candidate interview process. He also advises the Chairman and Chief Executive Officer on the quality, quantity and timeliness of management information provided to the Board, and makes recommendations on Board of Directors committee membership, chairs and rotation. He has the authority to call meetings of the independent directors, including if requested by major shareholders of the Company, and may be available for consultation and direct communication with such shareholders. This structure has, as evidenced by the feedback of directors over the years, provided for a highly-conducive atmosphere for directors to exercise their responsibilities and fiduciary duties, and to enjoy adequate opportunities to thoroughly deliberate matters before the Board and to make informed and independent decisions. As a consequence, the Board has determined that no significant benefit would be realized at this time by separating the roles of chairman and chief executive officer. Mr. Robert J. Murray currently serves as Presiding Director.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 16, 2015 by each director and nominee for election, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or executive officer owns more than 1 percent of the Company’s common stock, except Mr. Goings, who owns 2.43 percent. All directors and executive officers as a group own 4.03 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or Held by or for Family Members	Shares that May Be Acquired Within 60 Days of March 16, 2015(1)	Restricted Stock(2)	Total Shares Beneficially Owned
Catherine A. Bertini	11,145	—	10,466	1,500	23,111
Susan M. Cameron	6,911	—	1,602	—	8,545
Kriss Cloninger III	24,546	—	1,634	1,500	27,411
E.V. Goings	189,224	—	1,023,719	—	1,212,943
Asha Gupta	683	—	4,106	—	4,789
Simon C. Hemus	37,297	—	35,484	—	72,781
Joe R. Lee	41,859	—	2,756	1,500	47,423
Angel R. Martinez	14,014	4,640	12,537	1,500	32,691
Antonio Monteiro de Castro	973	13,320	2,804	—	17,097
Robert J. Murray	25,346	—	3,725	1,500	30,571
David R. Parker	12,230	—	15,977	1,500	29,707
Michael S. Poteshman	17,218	—	41,283	—	58,501
Joyce M. Roché	—	9,304	16,066	1,500	26,870
Christian E. Skroeder	4,890	—	27,523	—	32,413
M. Anne Szostak	17,045	—	1,365	1,500	19,910

Subtotal	403,381	27,264	1,200,810	12,000	1,643,455

All directors and executive officers as a group (24) (including the individuals named above)	484,561	67,315	1,443,909	12,000	2,007,785

(1)

Includes stock options and restricted stock units granted under the Company’s 1996, 2006 and 2010 Incentive Plans and the Director Stock Plan. In addition, it includes the estimated shares of common stock that will be paid in lieu of Director’s fees at the end of the first quarter of 2015.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc 55 East 52nd Street New York, NY 10022	5,864,468	(1)	11.6
FMR LLC 245 Summer Street Boston, MA 02210	4,381,924	(2)	8.7
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,784,121	(3)	5.5

(1)

Based upon a Schedule 13G/A filed on January 9, 2015, as of December 31, 2014, BlackRock, Inc. indirectly held 5,864,468 shares of the Company’s common stock, with sole dispositive power with respect to all of such shares and sole voting power with respect to 5,692,052 of such shares. The entities comprising the BlackRock, Inc. group are: BlackRock Advisors (UK) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Deutschland AG, BlackRock Investment Management, LLC, BlackRock International Limited, BlackRock (Luxembourg) S.A., BlackRock Japan Co Ltd., BlackRock Life Limited and BlackRock Asset Management Ireland Limited.

(2)

Based upon a Schedule 13G filed on February 13, 2015, as of December 31, 2014, FMR LLC directly or indirectly held 4,381,924 shares of the Company’s common stock, with sole dispositive power with respect to all of such shares and sole voting power with respect to 741,859 of such shares. The entities comprising FMR LLC are: FMR Co., Inc., Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC and Strategic Advisers, Inc.

(3)

Based upon a Schedule 13G filed on February 10, 2015, as of December 31, 2014, The Vanguard Group, Inc directly or indirectly held 2,784,121 shares of the Company’s common stock, with sole dispositive power with respect to 2,754,354 of such shares, shared dispositive power with respect to 29,767 of such shares and sole voting power with respect to 34,467 of such shares. The entities comprising The Vanguard Group Inc are: The Vanguard Group Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the common stock of the Company, to file with the SEC reports relating to their ownership of the Company’s common stock and changes in such ownership. Based solely on a review of the reports that have been filed by or on behalf of such persons and written representations from the Company’s directors, executive officers and greater than ten percent beneficial owners that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its executive officers and directors were complied with for the Company’s 2014 fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 27, 2014 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company:

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(5)
Equity compensation plans approved by security holders(1)	2,733,165	(2)	48.95	(3)	3,730,865
Equity compensation plans not approved by security holders(4)	0		n/a		0

Total	2,733,165		48.95		3,730,865

(1)	The following plans have been approved by the Company’s shareholders: 1996 Incentive Plan, 2000 Incentive Plan, 2002 Incentive Plan, 2006 Incentive Plan, 2010 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program based upon forecasted performance.

(3)	Restricted stock, restricted stock units and performance shares have been excluded from the weighted-average exercise price.

(4)	The Company has no equity compensation plans which have not been approved by shareholders.

(5)	All of such shares could be used for any form of stock awards.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board of Directors has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the Chairman and Chief Executive Officer of the Company, and (2) the Audit, Finance and Corporate Responsibility Committee of the Board of Directors (or, if determined by that Committee, by all of the independent directors of the Company). Transactions which are covered by this policy include all transactions which would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations is to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transaction

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of the Company’s Chairman and Chief Executive Officer, for thirteen years. In fiscal year 2014, her compensation was 168,461 euros. This transaction has been reviewed and approved in accordance with the Company’s policy on transactions with related persons.

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 27, 2014, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with that firm its independence and considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing review, disclosures, representations, reports and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the Company’s 2014 fiscal year be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014.

Audit, Finance and Corporate Responsibility Committee

Robert J. Murray, Chairperson

Catherine A. Bertini

Antonio Monteiro de Castro

David R. Parker

M. Anne Szostak

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion & Analysis

This section describes the programs and philosophy behind the Company’s executive compensation practices for its Named Executive Officers (the “NEOs”) and the process that the Compensation and Management Development Committee (the “Committee”) of the Board uses to determine executive compensation arrangements. Generally, the Company’s executive compensation programs are designed to attract, retain and motivate executives in consideration of balancing both the short- and the long-term interests of the Company, its shareholders and its employees.

Named Executive Officers (NEOs)
• E.V. “Rick” Goings, Chairman & Chief Executive Officer
• Simon C. Hemus, President & Chief Operating Officer
• Michael S. Poteshman, Executive Vice President & Chief Financial Officer
• Christian E. Skroeder, Executive Vice President, Tupperware Brands(1)
• Asha Gupta, Group President, Asia Pacific

(1)

During 2014, Mr. Skroeder held the officer title of EVP, Tupperware Brands, focusing on his role as a portfolio leader within Asia Pacific, and as advisor to Asha Gupta, the newly appointed Group President of Asia Pacific.

The 2014 Summary Compensation Table and other tables related to actual elements of compensation received in 2014 begin on page 27.

Summary

2014 Say-On-Pay Result

In May 2014, shareholders overwhelmingly approved the Company’s non-binding advisory vote on executive say-on-pay with a favorable vote of over 98%. The 2014 proxy filing described forward looking compensation program changes, most of which took effect during the 2014 fiscal year. Both the Committee and the Company’s senior leadership viewed this result as an endorsement of changes made to the Company’s executive compensation program, evidenced by the significant improvement over May 2013’s two-thirds favorable advisory vote, and as such, no further material changes were made to the Company’s executive compensation program during 2014 in response to the say-on-pay vote.

2014 Business Results

As illustrated in the charts below, the Company delivered in 2014, good growth in local currency sales and net income, excluding certain items as highlighted and reconciled to its U.S. GAAP results on page 20. Weaker foreign exchange rates than 2013 hurt the year-over-year sales performance by 7 percentage points and the diluted earnings per share comparison by 64 cents. Cash flow from operating activities net of investing activities in 2014 was below net income reflecting capital spending above depreciation to support growth; higher working capital, also to support growth, but at a higher than optimal level; and income tax payments higher than the amount included in net income. The Company also continued to operate under its robust approach of returning capital to shareholders through $133.5 million of dividend payments and the open market repurchase of 1.2 million shares for $84.3 million, a total of $4.27 per full year 2014 diluted share. During 2014, the Company’s share price declined 32.9% from $94.91 to $63.68.

*	2013 amount translated at 2014 actual exchange rates

**	Cash flow from operating activities net of investing activities

Executive Compensation & Governance Best-Practices

The Committee regularly monitors and implements many public company best practices in executive compensation and governance, as illustrated in the following table:

What we do	✓	Design compensation programs to align total pay with Company performance
	✓	Use value-creating financial and shareholder-based measures in incentive programs
	✓	Set pay levels in consideration of peer group
	✓	Evaluate peer group on an annual basis
	✓	Design compensation programs to mitigate risk
	✓	Review market-competitive change-in-control protections
	✓	Review CEO succession planning annually
	✓	Maintain an Anti-Hedging & Anti-Pledging Policy on equity by executives
	✓	Maintain a Clawback Policy
	✓	Maintain director and executive officer stock ownership requirements
	✓	Award equity at a competitive burn rate
	✓	Maintain ‘double-trigger’ change-in-control for cash severance and equity acceleration
	✓	Review tally sheets when considering changes to executive compensation
What we don’t do	✗	Provide excise tax gross-ups for any new executives (since 2009)
	✗	Grant stock options with an exercise price less than market value on grant date
	✗	Reprice stock option awards
	✗	Reload exercised stock option grants
	✗	Provide employment agreements (since 2003)

2014 Compensation Highlights

As noted in the 2014 proxy filing, during late 2013 and early 2014 the Committee modified the Company’s executive compensation programs in consideration of feedback received during shareholder outreach. Among the key changes, the Committee i) lowered the CEO and COO’s 2014 base salaries and individual annual incentive program targets to bring them closer to the 50-60th percentile of market-based pay, as described below under the heading “Peer

Group & Compensation Benchmarking”, ii) altered the make-up of the Company’s comparator peer group to more closely align the average revenue and market-capitalization of the group to that of the Company, iii) changed the mix of long-term incentive awards granted to more heavily favor performance-based shares, and iv) replaced cash flow as a measure in the performance share program with relative total shareholder return.

During 2014, the Committee awarded annual long-term incentive awards to NEOs consisting of i) performance-based share awards that may vest in 2016 based on achievement against three-year performance goals, as described below under “Long-Term Incentive Programs” and ii) stock option awards to Messrs. Goings, Hemus and Poteshman, and Ms. Gupta. In addition, during 2014, Ms. Gupta received an award of restricted stock units upon her promotion to the role of Group President, Asia Pacific and Mr. Hemus received an award of restricted stock units to ensure his continued focus on implementing the Company’s mid- and long-term business strategies, each as described under the heading “Long-Term Incentive Programs”.

Executive Compensation Philosophy

Attract and Retain the Company’s Key Leadership

The Company’s executive compensation program focuses on attracting and retaining highly seasoned, successful leaders while incenting short- and long-term Company performance through a balanced mix of compensation vehicles. The elements comprising the total pay package are designed considering practices of competitors and benchmarking against the pay levels within the compensation peer group (as discussed below under the heading “Peer Group & Compensation Benchmarking”). The Committee strives to provide incentive programs that align management compensation with long-term shareholder value creation, with consideration of risk created while promoting the Company’s business strategies.

Certain employees, including select NEOs with direct oversight of business units, may also participate in Gainsharing Programs designed to incent and reward mid-term profit growth in select units and groups of units. The CEO, COO and CFO do not participate in any Gainsharing Program. In addition, the Company may selectively grant restricted stock unit awards for critical retention purposes, or on an employee’s promotion to an executive officer role.

Pay Mix for Executive Officers

The Company’s executive compensation philosophy balances short- and long-term elements of pay by focusing management on key financial measures. The Committee believes this mix of pay elements provides the greatest incentive for shareholder value creation through the formulation and execution of effective business strategies, with due consideration of risk. The following charts illustrate the pay-mix elements of total target annual direct compensation, excluding non-recurring awards, for the CEO, COO and other NEOs.

Elements of at-risk compensation: Annual Incentive, Stock Options, Performance Shares (and Gainshare as applicable)

Elements of compensation aligned to shareholder returns: Stock Options and Performance Shares

Role of the Committee in Compensation Decisions

The Committee is responsible for establishing, overseeing and determining all compensation arrangements for executive officers of the Company, including each of the NEOs. As discussed above under “Board Committees,” the Committee works closely with its independent consultant, Aon Hewitt, to determine the market-based compensation arrangements for the Company’s officers.

The CEO’s compensation is determined by recommendation of the Committee in consultation with the Committee’s independent compensation consultant, and is subject to approval by the independent directors of the full Board. Recommendations for compensation of executive officers other than the CEO are made to the Committee by management, including discussion on individual performance by the CEO and the Committee’s compensation consultant. The Committee, in consideration of its objectives, reviews recommendations as well as incentive programs for all executive officers. Based on this review, the Committee approves the annual incentive opportunities and equity awards, and recommends for the approval of the full Board of Directors salaries for executive officers at or above the level of senior vice president, including the NEOs.

All compensation recommendations are influenced by both market-based and non-market based factors including the Company’s compensation peer group, individual performance against objectives, leadership and other factors, including but not limited to changes in role or changes in the scope of role, historical compensation adjustments and tenure within position. To enable informed decisions, the Committee reviews tally sheets that afford a complete picture of each executive’s current and historical compensation elements including realizable compensation, as well as each executive’s positioning against the market data.

Peer Group & Compensation Benchmarking

When determining the appropriate compensation arrangements for the Company’s executive officers, the Committee considers both a comparator peer group of similar companies and information from two generally available surveys. Market-based pay levels are established for each executive role by equally weighting compensation levels of the peer group and the average of amounts included in the surveys. The Committee includes multiple data sources to mitigate year-over-year fluctuations from any single source as it promotes greater stability in the compensation planning process.

The compensation peer group consists of public companies that were selected by the Committee, in consultation with its independent compensation consultant, based on similarities in operational focus, industry, and complexity (as measured by revenue, percentage of revenue outside the United States and, to a lesser extent, equity market capitalization). The compensation peer group companies are reviewed annually by the Committee for continued appropriateness.

The compensation peer group includes companies that:

•	market product lines in household durables and nondurables, personal products (including beauty) and consumer goods (including plastic products);

•	operate using direct–to-consumer and network marketing distribution methods; and

•	market branded products in the food and beverage category.

During the 2013 review of the Company’s compensation programs, and considering the feedback it received in shareholder outreach efforts, the Committee, in consultation with its independent compensation consultant, reviewed the compensation peer group and approved adjustments to the Company’s historical peer group to bring the median revenue and market capitalization into closer alignment with that of the Company. At its August 2013 meeting, the Committee finalized changes to the composition of the compensation peer group effective for making 2014 compensation decisions, by removing four of the larger revenue generating companies (Campbell Soup Company,

Dr. Pepper Snapple Group, Inc., Jarden Corporation and The Estee Lauder Companies Inc.) and replacing them with three companies with revenues and market capitalization closer to that of the Company (Brown-Forman, Silgan Holdings and Spectrum Brands Holdings). The compensation peer group used to evaluate 2014 compensation decisions consisted of the following companies:

• AptarGroup, Inc.	• Energizer Holdings, Inc.	• Spectrum Brands Holdings
• Avon Products, Inc.	• Herbalife Ltd.	• The Clorox Co.
• Beam Inc.(1)	• McCormick & Company, Inc.	• The Hain Celestial Group, Inc.
• Blyth, Inc.	• Newell Rubbermaid, Inc.	• Tiffany & Co.
• Brown-Forman	• Nu Skin Enterprises, Inc.	• Williams-Sonoma, Inc.
• Church & Dwight Co., Inc.	• Silgan Holdings
• Elizabeth Arden, Inc.	• Snap-on Incorporated

(1)	Acquired during 2014; not included in the Company’s comparator peer group for 2015 decisions

Pay Positioning for Executive Officers

When making compensation decisions, the Committee considers market-based data described above on base salary, target annual incentive opportunity and long-term incentive program opportunity for each of the Company’s executive officer positions separately, as well as the individual performance of each executive officer.

All elements of salary and incentive compensation, except Gainsharing Programs, are impacted by the benchmarking process. The following table illustrates the targeted pay percentile positioning for each of the CEO, COO and the other NEOs, over the last three years.

As illustrated in the table above, following the 2013 say-on-pay shareholder vote, the Committee altered its philosophy on compensation for the CEO and COO from targeting all elements at the 75th percentile of the compensation peer group, to a more ‘at-risk,’ performance-required pay mix. Annual base salary and annual target bonus incentives for each of the CEO and COO were lowered beginning with fiscal year 2014 to between the 50th and 60th percentile of the compensation peer group. For these individuals, the 2014 and 2015 total compensation package maintained a 75th percentile target value, although at a lower absolute total target compensation number, given the changes in the peer group as described above.

For all pay elements other than base salary, actual compensation is contingent upon either the successful completion of performance goals or an increase in the Company’s stock price and can fluctuate above or below the targeted percentile of market. Gainsharing Programs are not included in the benchmarking process since these programs are intended to incent performance above and beyond what benchmarked compensation is intended to deliver. Gains from past incentives are also not factored into the establishment of target compensation nor are other remuneration programs, such as for retirement.

The Committee believes that targeting the total compensation arrangements for each of the CEO and COO above median is critical to the long-term success and stability of the business, given their tenure and experience in the global direct-to-consumer industry along with their experience in leading organizations noted for diverse brands and merchandise mix, including both durable and consumable products.

Elements of Officer Direct Compensation

In line with the Company’s philosophy to attract and retain talented individuals to further the interests of the Company and its shareholders, executive officers are compensated through various elements that include a balance of short-, mid- and long-term focus. Target compensation for executive officers generally includes base salary, an annual incentive program target award and long-term equity awards.

Base Salary

Annual base salary is the keystone to attracting and retaining talented employees, providing a fixed level of income. Each of the Company’s executive officer roles is benchmarked to market as discussed above under the heading “Peer Group & Compensation Benchmarking.” When determining base salary levels, the Committee considers the benchmark pay, the salary increase target for the Company overall, the executive officer’s performance in the previous year, scope and complexity of role, leaders of similar responsibility within the Company and total direct compensation (base salary plus short- and long-term incentive targets described below).

The following table illustrates the changes in base pay for 2014 and for 2015, as approved by the Committee, for each of the NEOs:

(1)

Mr. Skroeder transitioned out of his executive officer role, effective January 1, 2015. His year-end base salary for 2013 and 2014 of 547,085 Swiss francs is illustrated in USD, at an exchange rate of 1.114 and 1.012 USD per franc in 2013 and 2014, respectively.

(2)

Asha Gupta was not an executive officer during fiscal year 2013. Her 2014 and 2015 base salaries of 513,500 and 528,905 Singapore dollars are illustrated in USD, at an exchange rate of 0.755 USD per Singapore dollar for 2014 and 2015, respectively.

Annual Incentive Program

Program Design

The Annual Incentive Program (the “AIP”) is a broad-based program emphasizing pay-for-performance by rewarding approximately 250 key-management participants, including each of the NEOs, for short-term (annual) financial results. AIP payout targets, calculated as a percent of year-end base salary, are based on job level and are benchmarked as described above under “Peer Group & Compensation Benchmarking”. As in recent years, the AIP is used to reward growth in consolidated net income, or unit segment profit where applicable, and conversion of profit into cash flow. The Committee believes that focusing management on these financial metrics best positions the Company for long-term success. In all cases, net income or segment profit performance accounts for 70% and cash flow performance accounts for 30% of the total award.

Earnings under the AIP program can range from 0% for below threshold achievement to 200% for achievement of maximum goals. Target goal achievement results in a 100% earning factor, with straight line interpolation calculated for achievement between threshold, target and maximum results.

AIP awards for NEOs who hold corporate-wide positions are measured entirely on consolidated net income and cash flow, while executives who serve as group president or who have a specific Area responsibility are measured in part on consolidated results, and in part on their respective Area’s segment profit and cash flow results. Mr. Skroeder managed a portfolio of countries during 2014 when he was in the role of Executive Vice President, after previously having been the group president of the Asia Pacific segment. The Committee believes that this program design facilitates focus on overall Company results, while incenting certain NEOs to focus on performance of their areas of direct responsibility.

2014 Individual Targets

2014 individual AIP targets, expressed as a percentage of year-end base salary, for Mr. Goings and Mr. Hemus were lowered from 2013 as a result of changes made by the Committee in pay targeting philosophy, as described above under “Pay Positioning.” All other NEO individual AIP targets remained unchanged, with the exception of Ms. Gupta whose individual AIP target was raised to 60% on her promotion to Group President, effective January 1, 2014. The following table illustrates the changes in individual AIP payout percentages at target for 2014 and 2015, as determined by the Committee:

(1)	Mr. Skroeder transitioned out of his executive officer role effective January 1, 2015.

(2)	Ms. Gupta was not an executive officer during fiscal year 2013.

2014 AIP Goals & Results

AIP goals, established during the Committee’s March meeting, are set in consideration of a wide range of factors, including but not limited to compensation peer group performance, Company trends, analysts’ expectations, and the external environment. Generally, “threshold” goals are set at levels consistent with past performance. “Target” goals are set to require solid increases over past results, while “maximum” goals are stretch objectives, set to require outstanding performance for full payout. Each of the target and maximum performance goals are determined for, and measured on, an individual unit, area, group or global basis.

The 2014 AIP target and maximum goals for Company net income represented a 6.3% local currency increase and a 12.3% increase, respectively, as compared with 2013 results using constant foreign currency exchange rates, and excluding the Company’s 2013 results in Venezuela. The 2014 AIP target and maximum goals for cash flow represented, in constant currency, a 1.6% and 6.2% increase, respectively, as compared with the adjusted 2013 results. Given the inflationary environment and exchange controls in Venezuela, the Committee determined that measurement of global achievement should exclude results for that unit. The following table illustrates each of the measures used for NEO AIP awards in 2014, indicating the previous year’s performance, the 2014 threshold, target and maximum goals in absolute dollars and in growth over 2013 results, the actual 2014 achievement and the measure’s payout factor. The payout factor is calculated using straight-line interpolation of the actual result between the two adjacent goals. AIP goals were set and achievement was measured excluding certain items as outlined in the reconciliation on page 20:

Market / Measure	2013 Actual Result ($M)(1)	2014 Threshold Goal ($M)	2014 Target Goal ($M)	2014 Maximum Goal ($M)	2014 Actual Result ($M)	2014 Payout Factor (%)
Company
Net Income	$263.7	$263.7	$280.4	$296.2	$273.1	78.2%
Cash Flow	240.0	232.1	243.8	254.9	238.8	78.6%
Group Asia Pacific
Segment Profit	181.3	179.0	201.3	212.5	200.3	97.8%
Cash Flow	165.8	166.9	182.5	190.3	196.1	200.0%
Skroeder Portfolio(2)
Segment Profit	36.3	36.3	47.0	52.8	52.8	199.8%
Cash Flow	37.4	37.4	44.9	49.0	51.6	200.0%

(1)	2013 results are stated at 2014 incentive program foreign exchange rates and exclude results for Venezuela to be consistent with how the 2014 goals were set.

(2)	Represents the aggregate goals of business units which Mr. Skroeder managed: China, Tupperware and NaturCare Japan, Korea, Nutrimetics France, Thailand, and Vietnam.

2014 AIP Payout Calculation

The following table illustrates the formula and respective 2014 AIP payout calculations for each of the Company’s NEOs. Award amounts indicated are included under the Non-Equity Incentive Plan Compensation column in the 2014 Summary Compensation Table, on page 27 below.

NEO / Year-End Base Salary ($)	X	Individual Target (% of Base)	X	Weight of Measure (% of AIP)	X	2014 Payout Factor (Result %)	=	Earned Award ($)	Earned Award (% of Target)
E.V. Goings $1,000,000		115%		70% Company Net Income		78.2%		$629,118
				30% Company Cash Flow		78.6%		271,020

						Total:		$900,138	78.3%
Simon C. Hemus $610,000		80%		70% Company Net Income		78.2%		$266,965
				30% Company Cash Flow		78.6%		115,007

						Total:		$381,972	78.3%
Michael S. Poteshman $481,076		72%		70% Company Net Income		78.2%		$189,487
				30% Company Cash Flow		78.6%		81,630

						Total:		$271,117	78.3%
Christian E. Skroeder(1) $553,724		61%		10% Company Net Income		78.2%		$26,414
				15% Asia Pacific Segment Profit		97.8%		49,551
				45% Portfolio Segment Profit		199.8%		303,690
				30% Portfolio Cash Flow		200.0%		202,663

						Total:		$582,318	165.2%
Asha Gupta(2) $387,693		60%		25% Company Net Income		78.2%		$45,448
				45% Asia Pacific Segment Profit		97.8%		102,382
				30% Asia Pacific Cash Flow		200.0%		139,569

						Total:		$287,399	123.6%

(1)	Mr. Skroeder was paid in Swiss francs. The calculation is illustrated in USD, at an exchange rate of 1.012 USD per franc.

(2)	Ms. Gupta was paid in Singapore dollars. The calculation is illustrated in USD, at an exchange rate of 0.755 USD per SGD.

AIP financial measurements exclude the costs, expenses or charges and related cash flow arising out of changes in accounting standards and unusual items such as re-engineering and exit costs; dispositions of property, plant and equipment outside of the normal course of business; income from significant insurance recoveries; amortization and impairment of acquisition-related intangibles; and costs to modify the Company’s capital structure, if any. In addition, for 2014, the Committee concluded that due to the unpredictability of the impact of the external situation in Venezuela, including the exchange rate to be used in translating bolivar results to U.S. dollars and the availability and exchange rate to be used in converting bolivars to U.S. dollars, that the impact of Venezuela would also be excluded in setting the goals and measuring the corporate level annual incentive performance of the Company. The goals and achievement under the AIP are measured at constant foreign currency exchange rates. Other than as it relates to the exclusion of Venezuela’s operational results the adjustments to U.S. GAAP results set forth below for both net income and cash flow are generally for the same items for which the Company presented its results “excluding items” in its earnings release on January 28, 2015.

	2014	2013	Change
GAAP net income	$214.4	$274.2	-21.8%
Adjustment to state 2013 at 2014 actual exchange rates		(33.5)
Items excluded for incentive purposes:
Gain on disposal of assets including insurance recoveries	(2.7)	(1.0)
Amortization of intangibles of acquired beauty units	11.8	4.8
Re-engineering and impairment charges	13.0	9.5
Venezuela devaluation impact on balance sheet positions, net of currency conversion benefit	42.8	4.2
Tax impact of adjustments	(4.7)	(3.5)
Performance excluding “items” (non-GAAP press release basis)	274.6	254.8	7.8%

Adjustment to state at 2014 incentive exchange rates	14.7	20.8
Negative discretion for Venezuela		5.3
Negative discretion for BeautiControl software write-off	(0.8)
Exclusion of Venezuela’s operational results	(15.3)	(17.2)

Performance as measured for incentive purposes	$273.1	$263.7	3.6%

	2014	2013	Change
Cash flow from operating activities, net of investing activities	$219.8	$263.4	-16.6%
Adjustment to state at 2013 incentive exchange rates		(27.3)
Items excluded for incentive purposes:
Proceeds from disposal of assets including insurance recoveries	(2.6)	(6.5)
Re-engineering and impairment charges	8.2	6.3
Non-cash excess tax benefits from equity plans	6.0	13.8
Significant capital projects budgeted but unspent	(7.7)	(4.1)
Premium received in connection with new financing, net of amortization	0.5	(5.8)
Venezuela devaluation impact on balance sheet position	—	(0.9)
Negative discretion—Venezuela	—	(5.3)
Other	2.5	0.7
Performance for incentive purposes	$226.7	$234.3	-3.3%
Adjustment to state at 2014 incentive exchange rates	19.4	0.3
Exclusion of Venezuela operating cash flow results	(7.2)
Performance for incentive purposes	$238.8	$234.6	1.8%

Due to the significant local currency increase of Venezuela’s earnings in 2014 versus 2013, which occurred primarily in the first half of the year, excluding Venezuela’s operating results in setting the Company’s annual net income incentive goals and in measuring its performance against those goals had a negative 41 percentage point impact on the incentive achievement percentage. There was also a significant reduction in the cash flow incentive achievement related to the exclusion of Venezuela’s operating results.

Long-Term Incentive Programs

A primary objective of the Company’s compensation program is to align executive interests with long-term shareholder value creation. The Committee believes that emphasizing long-term compensation fosters this alignment. The Company provides such compensation opportunities to NEOs in the form of performance-based equity incentives with the objective of supporting development and execution of long-term operational and strategic plans. Select NEOs are also eligible to participate in the Company’s Gainsharing Program, a mid-to long-term cash incentive program described below.

Stock-Based Incentive Programs

The Committee grants annual stock-based incentive awards to selected key members of management, including each of the NEOs, in the form of stock options and performance-based shares to further align their interests with those of the Company’s shareholders. The Committee considers these particular equity award types to be an effective way to incent shareholder value creation over the long-term. In certain circumstances, such as the critical retention or promotion of an associate to an executive officer role, the Committee may also grant special “off-cycle” awards of equity, including to NEOs.

Annual equity awards are determined by the Committee for each of the NEOs in consideration of the competitive practices described above under “Peer Group & Compensation Benchmarking,” in terms of both the types and size of awards issued. The Committee considers and balances many factors in the decision on which equity vehicles to use, including accounting expense, potential benefit to participants and potential tax implications of transactions for both the participant and the Company. The Committee approves annual long-term incentive awards during its November meeting. Stock option awards are made effective on the date of approval and Performance Share Program (“PSP”) awards become effective once goals are established in the first quarter of the following year.

Annual stock award values are translated into awards of stock options and PSP awards. In 2014, non-qualified stock option awards accounted for 45% of the total value awarded, compared with 55% in 2013, and Performance Share Program awards account for 55% of the total value awarded, compared with 45% in 2013.

This design pertains to the 2014 annual equity awards, including the performance-based share program’s weighting of achievement against both the three-year cumulative earnings per share (“EPS”) and relative total shareholder return (“rTSR”) performance measures, as described below. For annual LTI awards made prior to 2014, including the performance share program that ended in 2014, Company performance was measured on three-year cumulative EPS and cash flow from operating activities net of investing activities (“Free Cash Flow”), as described below.

Stock Options

Stock options require an increase in price in the underlying common stock for the award to ultimately have intrinsic value. The Company’s annual stock option grants, including those made to the NEOs, vest in three equal annual installments and include a ten-year life before expiring, if unexercised. A stock option’s exercise price is equal to the closing price of the Company’s common stock on the date of grant.

During 2014, stock option awards were made to each of the NEOs in the November annual grant cycle. As the Committee determines to be necessary, options may be granted as part of a critical retention or new hire award, however, none of the NEOs received such a grant during 2014.

Performance Share Program

The Company’s executive officer population and selected other executives are eligible to participate in the Performance Share Program (PSP), a three-year stock-based performance program with annual overlapping award cycles. PSP awards represent performance-vesting full value share units that are delivered to participants on the achievement of key Company performance measures. Cumulative three-year goals are established, defining each measure’s achievement at a threshold, target and maximum performance level. Awards are expressed as a number of shares to be delivered for target level performance, based on achievement of these metrics. No shares vest if achievement is less than threshold, while 150% of the target shares vest if achievement is equal to or above the maximum goal. The actual number of shares that vest is calculated using straight-line interpolation of results between threshold, target and maximum goals.

For PSP performance periods that began prior to 2014, the measures used to determine achievement were EPS and Free Cash Flow. For PSP performance periods beginning with the 2014-2016 program, relative total shareholder return (rTSR) replaced Free Cash Flow as a measure used to determine the program’s ultimate achievement. This shift in performance measures was made by the Committee in conjunction with the Company’s significant shareholder outreach efforts during 2013. rTSR is measured as achievement versus a group of companies, comprised of the S&P 400 MidCap Consumer Discretionary company index plus the 18 companies identified as the Compensation Peer Group, using the companies in the group both at the beginning and at the end of the performance period. For Company performance at the 35th percentile, threshold shares (50% of target shares) will be earned, at the 50th percentile target shares will be earned, and at the 75th percentile or greater maximum shares (150% of target shares) will be earned.

All executive officers, including each of the NEOs, were granted awards under the 2014-2016 PSP. Grants of PSP units made during 2014 were based upon a pre-defined number of performance share units, approved by the Committee in November of 2013 during its annual equity award review. Dividends on performance share grants are paid if and when performance has ultimately been achieved and shares become vested. The Company has consistently paid dividends on its common stock, and has already declared quarterly dividends in 2014 and the first quarter of 2015. As a consequence, if performance shares vest under this program, dividends will be paid on those shares. The 2014-2016 goals were deemed to be reasonably achievable with strong management performance.

The 2012-2014 PSP target EPS goal was established using the 2012 Company plan EPS based upon the AIP target net income goal plus amounts 12% higher for each of 2013 and 2014. The 2012-2014 PSP target Free Cash Flow goal was established using the Company’s AIP target cash flow goal plus amounts 7% higher for each of 2013 and 2014. The following table illustrates the 2012-2014 PSP program’s threshold, target and maximum goals.

At its meeting in February 2015, the Committee certified the actual Company results under the 2012-2014 performance period of $832.9 million in three-year aggregate free cash flow and three-year aggregate earnings per share of $17.35. This achievement resulted in the vesting of 135.8% of each of the participating NEO target awards.

The following table details the target and the vested shares under the 2012-2014 PSP for each of the NEOs who participated in the program. Ms. Gupta was not an executive officer of the Company during 2012 when this grant was made, and thus did not receive shares under this program.

NEO	2012 – 2014 PSP Target Shares	Earned Shares (135.8% of Target)
E.V. Goings	28,875	39,224
Simon C. Hemus	9,375	12,735
Michael S. Poteshman	5,050	6,860
Christian E. Skroeder	3,600	4,890

Restricted Stock Units

Restricted Stock Unit (RSU) awards represent a right to receive shares of common stock that are delivered to participants on the lapse of a specified restriction period. The Committee believes that the use of RSUs supports the compensation philosophy as they are generally considered a valuable tool in the attraction and retention of critical talent. During 2014, two NEOs received grants of RSUs as described below and illustrated in the “Grants of Plan Based Awards” table on page 29 below.

In January 2014, Ms. Gupta received an award of 2,000 RSUs on the effective date of her promotion to Group President, Asia Pacific. In granting her award, the Committee considered both her past performance and the benefit of motivating her success in her new role. This award of RSUs had a grant date fair value of $185,940, and will cliff vest on January 2, 2017, the three-year anniversary of the grant date, contingent on Ms. Gupta’s continued employment through that date.

In February 2014, Mr. Hemus received an award of 50,000 RSUs as an incentive to continue his critical focus on developing and implementing the Company’s mid- and long-term business strategies. This grant of RSUs had a grant date fair value of $3.9 million, and will cliff vest on December 29, 2017, contingent on Mr. Hemus’ continued employment through that date and his agreeing not to provide services to a competitor following his retirement for a specified period. The Committee considers the grant date fair value of this strategic retention award incremental to its targeting Mr. Hemus’ total compensation at the 75th percentile of the compensation peer group. The Committee believes that this award is appropriate and provides value to shareholders by helping to ensure a focus on the implementation of the Company’s strategic objectives and a smooth transition in leadership.

Gainsharing Program

The Company awards participation in Gainsharing Programs as a retention and performance-based incentive, designed to reward significant growth in certain specific business units or groups of units. The CEO, COO, CFO and other similarly globally focused positions do not participate in any Gainsharing Program. Generally, the programs are established as an opportunity to earn cash awards for results that are beyond the AIP maximum goal established during the first year of each program (the “Baseline Goal”) over a mid-term period that is typically three years. Awards are earned as a percentage of profit generated at performance levels beyond the Baseline Goal in each year that is initially the maximum goal under the annual incentive program and subsequent to achievement of that level of profit becomes the highest annual profit achieved during the program’s term. The measurement of performance under the program excludes the same items as under the AIP.

Mr. Skroeder and Ms. Gupta each participated in three-year Gainsharing Programs that ended in 2014. Each of the programs measured segment profit performance of the respective areas that they led prior to 2014, and each of the respective programs offered an opportunity to earn as much as $1 million over the entire period. As illustrated in the following table, Mr. Skroeder earned $321,817 in 2014, which represented the amount available to earn under the program in 2014, given the total opportunity and previous earnings of $678,183. Ms. Gupta did not earn any amount under this completed program.

NEO	Performance Period	Performance Measure	2014 Baseline Goal ($Mil)	2014 Achievement ($Mil)	2014 Award Amount Earned
Christian E. Skroeder	2012 -2014	Group Segment Profit, Asia Pacific	$207.5	$228.4	$321,817

Asha Gupta	2012 - 2014	Segment Profit, India, Philippines & Nutrimetics Australia	43.8	32.0	0

Other Elements of Total Compensation

Retirement and Savings Plans

Retirement plans for NEOs based in the United States include a qualified base retirement (defined benefit) plan that was frozen in 2005, a qualified retirement savings (401(k)) plan and a supplemental retirement plan (defined benefit portion frozen in 2005). Mr. Skroeder, as an employee based in Switzerland, participated in a separate pension plan in lieu of the programs for U.S.-based employees until August 2013 when he reached age 65. After that time, Mr. Skroeder was no longer eligible to participate in the Switzerland plan; and, in accordance with plan requirements, received a distribution. Pursuant to the Company’s Executive Deferred Compensation Plan, certain executives including NEOs based in the United States, may defer compensation. All plans are discussed in detail in the “Pension Benefits” and “2014 Non-Qualified Deferred Compensation” sections below.

Mr. Hemus participates in a Select Deferred Compensation Plan that is described on page 33 below.

The Tupperware Brands Corporation’s Global Benefits Plan (the “TBCGP”) provides retirement benefits for designated employees that cannot fully participate in other benefit plans due to the nature of their career assignments or job status. Ms. Gupta became a participant in the TBCGP on January 1, 2014 upon her promotion to Group President, Asia Pacific. She receives a defined contribution amount equal to 2% of her base salary and any award earned under the annual incentive program. The balance in her account was adjusted as of the last day of 2014 to reflect the 3.27% average 2014 rate of return on 30 year U.S. treasury bonds. Under the plan, Ms. Gupta will be paid an amount equal to her account balance in the form of a cash lump sum, as soon as administratively possible after her departure from the Company.

The CEO participates in a supplemental executive retirement program (“SERP”), which was implemented in 2003. An important retention element of the CEO’s total compensation in years past, the SERP program reached its maximum service limit when Mr. Goings surpassed 20 years of service during 2012. The SERP was designed and is intended to provide a total retirement value for the CEO under the context that the CEO will not receive duplicative retirement payments. In 2014 the present value of the SERP benefit was lowered by age and service according to the program’s design, offset by increases associated with changes in the underlying mortality table and interest rate used to actuarially calculate the total value. The net result of 2014 changes to the present value of the program was an increase in the present value of $1.4 million. As of December 27, 2014, the present value of the CEO’s accumulated net benefit under the SERP was $21,586,619, after reducing the gross benefit by $8,011,140 in offsets from other Company retirement plans, and is calculated as if the CEO had retired on the December 27, 2014 valuation date using a 3.5 percent effective long-term lump sum conversion interest rate. For additional information on the CEO SERP program, see the “Pension Benefits” and “2014 Non-Qualified Deferred Compensation” sections below. The CEO is the only participant in the SERP, and the Company does not intend to add additional participants in the future.

Health and Welfare Plans and Perquisites

The NEOs receive certain competitive health and welfare benefits, as well as perquisites. Health and welfare benefits include medical, dental, disability and basic life insurance similar to that provided to other employees. For executive officers appointed prior to January 1, 2011, the Company maintains an executive life insurance program that provides an additional coverage amount equal to one year’s salary capped at $700,000. Executive officers appointed after that date are not eligible for this benefit.

Executive officers are also eligible for the following perquisites: car allowance, executive physical, matching contributions on certain charitable gifts, financial and tax planning and, for the CEO and COO, country club membership dues. Additionally, Mr. Goings is allowed personal use of the Company’s leased aircraft provided that he reimburses the Company. For 2014, he has made such reimbursement. Perquisites and health and welfare benefits described above are offered in order to provide a total compensation package that is competitive with the marketplace for senior level executives as determined by evaluating peer and survey data.

Expatriate & Relocation Benefits

Mr. Skroeder and Ms. Gupta, as employees assigned to work in locations outside of their respective home countries, were each eligible to receive certain expatriate or relocation benefits provided by the Company, consistent with its policies. Benefits available in conjunction with these types of employee assignments can include goods and services allowances, housing, income taxes, relocation benefits, home leave, language training, immigration fees, and other items that may be considered on a case-by-case basis. Detail on each of Mr. Skroeder’s and Ms. Gupta’s benefits under these policies is included in their respective ‘All Other Compensation’ amounts in the Summary Compensation Table, on page 27 below.

Change-in-Control and Severance Agreements

The Company has entered into change-in-control agreements with certain of its officers, including the NEOs. In the event of a change-in-control, these agreements provide benefits in lieu of the benefits offered under the Company’s severance policy generally applicable to employees. Change-in-control agreements have been implemented due to the Committee’s desire to provide, in the event of a threatened change-in-control, adequate retention devices to assure that senior management continues to operate the business through the conclusion of a change-in-control transaction. This program was designed with the advice of the Committee’s independent compensation consultant, Aon Hewitt, and serves to attract and retain executives by providing a competitively designed element of executive compensation. The Company has adopted a policy that subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions. See the heading “Change-in-Control Payments” on page 34 below, for additional discussion on change-in-control agreements.

In addition, the Company entered into a severance agreement in 2003 with the CEO for situations not connected with a change-in-control, pursuant to which he would be paid two times the sum of his base salary and target bonus and receive other benefits in the event his employment is terminated without “cause” by the Company or terminated by the CEO with “good reason,” each as defined in the agreement. Other benefits include the vesting of certain long-term incentive awards and twenty-four months of continued medical and dental insurance coverage. The payments under this contract would reduce on a dollar-for-dollar basis any amounts paid under his change-in-control agreement. The Committee deemed such an agreement, including the level of benefit to be paid, to be appropriate in the market and to serve as a useful retention device for the CEO. In keeping with good governance practices, the Company has adopted a policy that it will not enter into additional severance agreements (outside those related to a change-in-control).

Other Compensation Practices

Stock Ownership Requirements and Anti-Hedging and Pledging Policies

The Committee requires all NEOs to acquire and hold an amount of Company stock equal to a multiple of annual salary. The CEO’s multiple is five times annual salary and the remaining NEOs’ multiples are three times annual salary. The requirement includes a phase-in period for new executive officers and for continuing executive officers in the event that the requirement escalates due to a decrease in share price or increase in salary. Shares held for this purpose include those that would be awarded under running performance share programs if forecast performance is achieved. As of December 27, 2014, all NEOs were in compliance with the Company’s stock ownership requirements.

NEOs may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. The Company’s stock trading policy prohibits the trading in exchange-based derivatives such as puts, calls, spreads, straddles, etc. related to the Company’s securities, including any publicly-traded debt securities, and it prohibits short selling and pledging of Company stock.

Compliance with Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, generally U.S. based NEO (other than the Chief Financial Officer) compensation over $1 million for any year is not deductible for United States income tax purposes. However, performance-based compensation is exempt from the deduction limit if certain requirements are met. The Committee considers this exemption when making its compensation decisions and to the extent practicable acts in ways to avoid non-deductibility, while satisfying the Company’s compensation policies and objectives. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when deemed necessary to enable the Company to continue to attract, retain and motivate highly qualified executives, it reserves the authority to forego deductibility under Section  162(m).

Recapture of Awards and Payments

The Company has a “clawback” policy under which any previous cash payment, deferral of cash payment, or delivery of common stock for any incentive compensation award payout shall be subject to recovery upon the occurrence of a triggering event. A triggering event is the significant misstatement of the Company’s previously reported financial results due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements. The amount subject to recovery from a participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the misstatement, or any lesser amount that the Committee may determine. In 2014, no such triggering event or recovery occurred.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2014 fiscal year and in this 2015 proxy statement. Members of the Committee are:

Joyce M. Roché, Chair

Susan M. Cameron

Kriss Cloninger III

Joe R. Lee

Angel R. Martinez

2014 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s named executive officers (NEOs), including the Chief Executive Officer and the Chief Financial Officer, for the years ended December 27, 2014, December 28, 2013, and December 29, 2012, to the extent that such individuals were NEOs during such periods.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
E. V. Goings Chairman & CEO	2014	$1,045,475	$0	$2,165,956	$2,210,167	$900,138	$1,949,863	$527,541	$8,799,140
	2013	1,178,661	0	2,167,275	1,935,850	1,992,274	0	539,994	7,814,054
	2012	1,142,378	0	1,796,025	2,502,718	2,830,408	2,968,738	622,079	11,862,346
Simon C. Hemus President & COO	2014	639,773	0	4,668,962	730,032	381,972	n/a	969,354	7,390,093
	2013	695,071	0	705,350	702,324	969,873	n/a	294,695	3,367,313
	2012	675,363	0	583,125	813,924	1,377,891	n/a	313,484	3,763,787
Michael S. Poteshman EVP & CFO	2014	497,648	0	367,998	341,782	271,117	41,340	143,759	1,663,644
	2013	481,361	0	405,872	328,866	435,504	0	143,124	1,794,727
	2012	464,065	0	314,110	468,891	608,513	17,988	144,891	2,018,458
Christian E. Skroeder(7) Executive Vice President, Tupperware Brands	2014	645,363	0	147,517	—	904,135	n/a	450,093	2,147,107
	2013	613,566	0	271,895	131,546	1,192,375	465,528	122,722	2,797,633
	2012	590,943	0	223,920	818,763	806,840	272,498	661,916	3,374,880
Asha Gupta(8) Group President, Asia Pacific	2014	415,403	0	333,457	227,855	287,399	n/a	153,860	1,418,973

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)

Amounts represent the aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). All of the awards included in this column are subject to performance conditions and are reported in the table based on probable achievement of the underlying performance conditions at the time of grant, with the exception of time-based restricted stock unit awards for Mr. Hemus and Ms. Gupta, which had a grant date fair value of $3,883,000 and $185,940, respectively. Assuming that the highest level of performance conditions were to be achieved, for fiscal year 2014, the grant date fair value for each NEO would be as follows: Mr. Goings, $3,248,934; Mr. Hemus, $5,061,943; Mr. Poteshman, $551,998; Mr. Skroeder, $221,275 and Ms. Gupta, $407,215. The assumptions used in the valuations may be found in Note 14 of the Company’s 2014 Annual Report on Form 10-K.

(3)

Amounts represent the aggregate grant date fair value of option awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value was determined using a Black-Scholes valuation applied to the number of shares granted under an option. The assumptions used in the Black-Scholes valuations and the resulting values per share may be found in Note 14 of the Company’s 2014 Annual Report on Form 10-K.

(4)

For 2014, the amounts reported in this column represent actual payouts under the Company’s AIP relating to 2014 performance and paid in February 2015. For Mr. Skroeder, the amount reported in this column also includes $321,817 earned under his Gainsharing Program, as described above under the heading Long-Term Incentive Programs—Gainsharing Program.

(5)

Amounts represent the actuarial increase in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in the Company’s financial statements. The Company’s U.S. plan was frozen in 2005. Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in the Company’s pension plans. Mr. Skroeder and Ms. Gupta did not participate in the Company’s pension programs during 2014. The following table includes the actuarial increase in the present value of the eligible NEOs’ benefits, by plan:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplemental Plan	Supplemental Executive Retirement Plan (SERP)	Total
E. V. Goings	$95,595	$450,076	$1,404,192	$1,949,863
Michael S. Poteshman	30,642	10,698	n/a	41,340

The increases reported above are, as applicable, a result of increases in final average earnings, age, changes in the underlying mortality and interest rate assumptions used to calculate the present value of the SERP and additional years of service, as well as decreases in the effective long-term lump sum conversion interest and pre-retirement discount rates. References to “n/a” mean not applicable.

(6)

For 2014, the All Other Compensation column includes amounts related to executive perquisites provided by the Company, which may include executive physical, club dues, company car, financial and tax services, life insurance premiums, dividends paid on performance and restricted shares that vested during 2014 and contributions provided by the Company pursuant to either the Tupperware Brands Corporation Retirement Savings Plan and/or the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan. The following table details each of the applicable amounts included in the 2014 Summary Compensation Table under the heading All Other Compensation.

Mr. Skroeder’s overseas assignment benefits are shown in the aggregate and consist of (i) $81,230 for housing, (ii) $304,642 related to payment of foreign taxes, (iii) $16,597 related to home leave and (iv) $269 for miscellaneous expenses. Ms. Gupta’s benefits are shown in the aggregate and consist of (i) $28,818 for her dependent’s schooling, (ii) $45,634 for costs associated with her relocation, (iii) $2,148 related to home leave, and (iv) $2,308 for miscellaneous expenses. The benefits are valued based on the aggregate incremental cost to the Company and represent the amounts paid directly to, or on behalf of, Mr. Skroeder or Ms. Gupta, as applicable.

Item	E. V. Goings	Simon C. Hemus	Michael S. Poteshman	Christian E. Skroeder	Asha Gupta
Club Dues	$16,332	$27,610	$—	$—	$—
Car Allowance / Transportation Allowance	14,089	13,200	13,200	19,425	11,758
Financial / Tax Services	—	—	5,500	—	—
Overseas Assignment Benefits	—	—	—	402,738	78,909
DC Portion of the TW Retirement Savings Plan Company Contribution	22,230	22,230	22,230	—	—
DC Portion of the TW Supplemental Plan Company Contributions	248,195	119,769	66,148	—	—
Contribution to Global Benefit Plan	—	—	—	—	14,154
Life Insurance Premiums	1,604	1,561	1,073	1,251	—
Company Match on Charitable Contributions	—	—	50	—	—
Dividends	225,091	784,984	35,558	26,679	49,039

All Other Compensation	$527,541	$969,354	$143,759	$450,093	$153,860

(7)

Mr. Skroeder’s compensation is converted to U.S. dollars from Swiss francs using the year-end exchange rate for each year reported, 1.092 dollars per franc for 2012, 1.114 dollars per franc for 2013 and 1.012 dollars per franc for 2014.

(8)	Ms. Gupta was not an NEO prior to 2014. Her compensation is converted to U.S. dollars from Singapore dollars using the year-end exchange rate for 2014 of 0.755 USD per Singapore dollar.

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the NEOs during 2014.

Name and award program	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold	Target	Maximum	Threshold #	Target #	Maximum #
E.V. Goings
Annual Incentive Program	n/a	$575,000	$1,150,000	$2,300,000
Performance Share Program	03/18/2014				3,413	27,310	40,965				$2,165,956
Stock Options	11/06/2014								115,293	$63.98	2,210,167
Simon C. Hemus
Annual Incentive Program	n/a	244,000	488,000	976,000
Performance Share Program	03/18/2014				1,239	9,910	14,865				785,962
Restricted Stock Units	02/20/2014							50,000			3,883,000
Stock Options	11/06/2014								38,082	63.98	730,032
Michael S. Poteshman
Annual Incentive Program	n/a	173,187	346,375	692,749
Performance Share Program	03/18/2014				580	4,640	6,960				367,998
Stock Options	11/06/2014								17,829	63.98	341,782
Christian E. Skroeder
Annual Incentive Program	n/a	168,886	337,772	675,543
Performance Share Program	03/18/2014				233	1,860	2,790				147,517
Asha Gupta
Annual Incentive Program	n/a	116,308	232,616	465,232
Performance Share Program	03/18/2014				233	1,860	2,790				147,517
Restricted Stock Units	01/02/2014							2,000			185,940
Stock Options	11/06/2014								11,886	63.98	227,855

(1)

Represents the range of possible future payouts under the AIP. Mr. Skroeder’s and Ms. Gupta’s Gainsharing Programs each commenced prior to 2014 and are not included in the 2014 Grants of Plan-Based Awards table.

(2)	Represents the number of performance shares awarded under the 2014-2016 Performance Share Program, which may vest according to attainment of EPS and rTSR goals, as noted above.

(3)	Represents time-vested restricted stock units awarded under the 2010 Incentive Plan to Mr. Hemus and Ms. Gupta during 2014.

(4)

Represents stock options awarded under the 2010 Incentive Plan. Option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange of a share of common stock on the grant date. These options vest one-third on each of the first, second, and third anniversaries of the grant date and have a 10-year term.

(5)

Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718 and, for awards subject to performance-based conditions, is calculated based on probable achievement of the underlying performance conditions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

The following table provides information regarding outstanding equity awards held by each of the NEOs as of December 27, 2014, incorporating the closing Company stock price on that date of $63.68 per share.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
E.V. Goings	127,500	0		20.83	11/01/16
	117,000	0		33.77	11/01/17
	236,600	0		17.54	11/18/18
	44,600	0		17.36	02/16/19
						150,000	(1)	9,552,000
	127,450	0		48.30	11/17/19
	139,900	0		47.31	11/03/20
	122,650	0		54.92	11/15/21
						39,224	(2)	2,497,784
	84,866	42,434	(3)	61.03	11/07/22
									41,250	(4)	2,626,800
	23,153	46,307	(5)	86.32	11/06/23
									40,965	(6)	2,608,651
	0	115,293	(7)	63.98	11/05/24
Simon Hemus	13,284	0		54.92	11/15/21
						12,735	(2)	810,965
	13,800	13,800	(3)	61.03	11/07/22
									13,425	(4)	854,904
	8,400	16,800	(5)	86.32	11/06/23
						50,000	(8)	3,184,000
									14,865	(6)	946,603
	0	38,082	(7)	63.98	11/05/24
Michael Poteshman	21,450	0		54.92	11/15/21
						6,860	(2)	436,845
	15,900	7,950	(3)	61.03	11/07/22
									7,725	(4)	491,928
	3,933	7,867	(5)	86.32	11/06/23
									6,960	(6)	443,213
	0	17,829	(7)	63.98	11/05/24
Christian Skroeder	15,350	0		54.92	11/15/21
	0	24,300	(9)	62.20	02/27/22
						4,890	(2)	311,395
	10,600	5,300	(3)	61.03	11/07/22
									5,175	(4)	329,544
	1,573	3,147	(5)	86.32	11/06/23
									2,790	(6)	177,667
Asha Gupta	400	0		20.83	11/01/16
	2,133	1,067	(3)	61.03	11/07/22
						234	(10)	14,901
						10,000	(11)	636,800
	1,573	3,147	(5)	86.32	11/06/23
						2,000	(12)	127,360
									2,790	(6)	177,667
	0	11,886	(7)	63.98	11/05/24

(1)	Time-vested restricted stock vested on 12/31/2014.

(2)	Performance shares pursuant to the 2012—2014 Performance Share Program. Number of shares is reported at 135.8% achievement level. The performance shares vested on February 20, 2015.

(3)	Options will vest on 11/8/2015.

(4)

Performance shares pursuant to the 2013—2015 Performance Share Program. Number of shares is reported at maximum achievement level. The performance shares will vest in February 2016 if performance conditions are met.

(5)	Options will vest in two equal annual installments beginning 11/7/2015.

(6)

Performance shares pursuant to the 2014—2016 Performance Share Program. Number of shares is reported at maximum achievement level. The performance shares will vest in February 2017 if performance conditions are met.

(7)	Options will vest in three equal annual installments beginning 11/6/2015.

(8)	Restricted Stock Unit will vest on 12/29/17.

(9)	Unvested options will vest on 8/21/16.

(10)	Unvested restricted stock units will vest on 11/8/15.

(11)	Unvested restricted stock units will vest on 2/19/16.

(12)	Unvested restricted stock units will vest on 1/2/17.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table sets forth stock option exercises and stock vested for the NEOs during the year ended December 27, 2014.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
E.V. Goings	127,500	$6,927,097	43,963	$3,414,167
Simon C. Hemus	43,033	1,220,814	115,036	9,261,696
Michael S. Poteshman	43,350	1,083,087	6,945	539,349
Christian E. Skroeder	36,450	1,006,244	5,799	450,350
Asha Gupta	—	—	10,683	849,262

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 27, 2014.

2014 PENSION BENEFITS TABLE

Name(1)	Plan Name	Number of years credited service (#)(2)	Present value of accumulated benefit ($)(3)	Payments during last fiscal year ($)
E. V. Goings	Tupperware Brands Corporation Base Retirement Plan	13	$486,093	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	2,288,589	0
	Supplemental Executive Retirement Plan (SERP)	20	21,586,619	0
Simon C. Hemus(4)	Tupperware Brands Corporation Base Retirement Plan	n/a	n/a	n/a
	Tupperware Brands Corporation Supplemental Plan (DB portion)	n/a	n/a	n/a
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	149,126	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	52,063	0
Christian E. Skroeder(5)	n/a	n/a	n/a	n/a
Asha Gupta(6)	n/a	n/a	n/a	n/a

(1)	Mr. Goings is currently eligible for retirement.

(2)

Under the Tupperware Brands Corporation Base Retirement Plan and the Tupperware Brands Corporation Supplemental Plan (DB portion), the number of years of credited service is less than actual years of service because the plans were frozen in 2005. Similarly, Mr. Goings reached the maximum service allowable under the design of his SERP during 2012.

(3)

The assumptions used to determine the present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 13 in the Company’s Annual Report on Form 10-K for the year ended December 27, 2014. Since the CEO is over the Normal Retirement Age (65) the pre-retirement discount rate does not apply to his benefits.

(4)	Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in these plans.

(5)	Mr. Skroeder received a distribution from his pension program in 2013, when he attained age 65. He is not eligible to participate in the Company’s pension programs.

(6)	Ms. Gupta does not participate in a defined benefit pension plan.

Base Retirement Plan

The Company’s Base Retirement Plan (“BRP”) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as at least age 55 with 10 or more years of service upon separation from the Company. There is an early retirement reduction factor for an active employee entering retirement that is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62. Upon retirement, participants may elect to receive the benefit in the form of a (1) single sum payment; (2) single life annuity; (3) ten year certain and continuous option; or (4) joint and survivor annuity option with the survivor level at 50 percent, 66 2/3 percent, 75 percent or 100 percent. Participants may receive a lump sum payment if they leave the Company pre-retirement.

Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under Sections 415 and 401(a)(17) of the Code. Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant. A lump sum payout may be taken if a participant leaves the Company pre-retirement.

Supplemental Executive Retirement Plan

The CEO also participates in a SERP, which based on his greater than 20 years of service provides for a benefit of 60 percent of final average SERP pay. Final average SERP pay means the average of the three highest annual cash compensation amounts, taking into account salary plus non-equity incentive plan compensation, during the last five years of service. The described benefit under this SERP was implemented under the condition that the CEO would not receive duplicative retirement payments. The ultimate SERP benefit will be reduced by benefits under the BRP and the Supplemental Plan (defined benefit portion) and the lump sum actuarial value of Company contributions and the investment returns on those contributions under the Retirement Savings Plan and the Supplemental Plan (defined contribution portion) and will be paid out upon the CEO’s retirement, in a lump sum. As of December 27, 2014, the present value of the CEO’s accumulated net benefit under the SERP was $21,586,619, after reducing the gross benefit by $8,011,140 in offsets from other Company retirement plans, and is calculated as if the CEO had retired on the December 27, 2014 valuation date using a 3.5 percent effective long-term lump sum conversion interest rate. However, the actual retirement date of the CEO has not been determined. The Company has not implemented a SERP for any other executive and it does not intend to add additional participants in the future.

TEAM Pension Plan

Mr. Skroeder, as an employee based in Switzerland, participated in a separate pension plan in lieu of the programs for U.S.-based employees until he reached age 65 in August 2013. As of that date, he was no longer eligible to participate in the Swiss plan and, in accordance with plan requirements, received a distribution.

2014 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for current year annual incentive payout deferral and in December prior to the start of each year for subsequent year salary deferral. An executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ended December 31, 2014 as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Cash Reserves	0.01%
Spartan U.S. Bond Index Fund Advantage Class	5.93%
Spartan® Extended Market Index Fund Advantage Class	7.71%
Spartan® 500 Index Fund Advantage Class	13.62%
Spartan® International Index Fund Advantage Class	-5.37%

An executive may elect an in-service distribution under the EDCP. He or she must specify at the time of the deferral election, the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over 5, 10 or 15 years. Deferrals for each plan year must remain in the plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date.

Select Deferred Compensation Plan

The Select Deferred Compensation Plan (the “SDCP”) was created by the Company in June 2008 in order to provide continued deferred compensation opportunity to Mr. Hemus as a result of termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. The balance in the account was adjusted as of the last day of 2014 to reflect the 3.27% average 2014 rate of return on 30 year U.S. treasury bonds. Under the plan, Mr. Hemus will be paid an amount equal to his account balance in the form of a cash lump sum, as soon as administratively possible after his departure from the Company.

Supplemental Plan (Defined Contribution Plan Portion)

The defined contribution portion of the Company’s Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $120,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the CEO) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts in 2014 equals the 3.27% average 2014 rate of return on 30 year U.S. treasury bonds. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant. The following table sets forth the deferred compensation activity under the EDCP, SDCP and the defined contribution portion of the Supplemental Plan, and the TBCGP, if any, for the Company’s NEOs as of and for the fiscal year ended December 27, 2014. Mr. Skroeder was not eligible to participate in the deferred compensation plans.

2014 NON-QUALIFIED DEFERRED COMPENSATION TABLE(1)

Name	Plan Name	Executive Contributions in FY 2014 ($)	Registrant Contributions in FY 2014 ($)(2)	Aggregate Earnings in FY 2014 ($)	Aggregate Distributions in FY 2014 ($)	Aggregate Balance at December 27, 2014 ($)(3)
E. V. Goings	Tupperware Brands Corporation Supplemental Plan (DC portion)	$0	$248,195	$189,747	$0	$6,076,055
	Tupperware Brands Corporation Executive Deferred Compensation Plan	0	0	207,529	0	3,953,870
Simon C. Hemus	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	119,769	31,960	0	1,053,578
	Tupperware Brands Corporation Select Deferred Compensation Plan	0	0	1,262	0	39,859
Michael S. Poteshman	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	66,148	23,494	0	770,916
Asha Gupta	Tupperware Brands Corporation Global Benefits Plan	0	14,154	0	0	14,154

(1)

In 2014, the interest rate earned under the Supplemental Plan was 3.27%. The only NEO who participated in the EDCP in 2014 was Mr. Goings, under which the investment return of $207,529 was 5.5 percent. Mr. Hemus is the only participant in the SDCP, under which interest earned was 3.27% during 2014, with earnings of $1,262.

(2)	All Registrant contributions are included in the Summary Compensation Table.

(3)	Amounts include Executive and Registrant Contributions over the previous 5 years, including those indicated:

Name	Executive and Registrant Contributions in FY 2013 ($)	Executive and Registrant Contributions in FY 2012 ($)	Executive and Registrant Contributions in FY 2011 ($)	Executive and Registrant Contributions in FY 2010 ($)	Executive and Registrant Contributions in FY 2009 ($)
E. V. Goings	$336,207	$278,979	$327,964	$309,185	$247,950
Simon C. Hemus	162,060	135,780	160,309	152,204	118,350
Michael S. Poteshman	78,103	64,950	68,029	59,314	52,380

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

Each NEO is a party to a change-in-control agreement with the Company under which, in certain circumstances, payments, including perquisites and health and welfare benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability,” or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a change in reporting relationship, a relocation or increased business travel, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is generally defined to mean an acquisition by one investor of over 20 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

The payments to a NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any running AIP or long-term cash incentive program at target level, other than any Gainsharing Program as those do not generate a change-in-control payment, as well as an amount equal to three times the sum of the NEO’s annual base salary plus AIP at target level for the year of termination. The NEOs would also receive health and welfare benefits for a three-year period; car allowance, financial planning, executive physical, and club membership, if applicable, for a one-year period; and a one-time payment for outplacement services of up to $50,000.

The change-in-control agreements also include (except as noted below) a modified gross-up provision, pursuant to which the Company will “gross-up” a NEO for the amount of any excise tax (and the amount of any income tax that is owed on such gross-up payment) that becomes due under Sections 280G and 4999 of the Code as a result of payments under the change-in-control agreements. The agreements provide that a NEO will be entitled to such a gross-up if the total amount of the payments owed under the change-in-control agreement is equal to at least 120% of the highest amount that the executive would be entitled to receive without becoming subject to the excise tax. If, however, the amount that the executive would receive under the change-in-control agreement is less than 120% of the highest amount that the executive would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount that would be paid to the NEO under the change-in-control agreement would be reduced to the amount at which no excise tax would apply. The Company has adopted a policy that subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions.

Under the terms of the Company’s shareholder-approved incentive plan, if there were a change-in-control and the executive’s employment were terminated, there would be the following payments or benefits in addition to those in the change-in-control agreements: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock awards would be eliminated and such shares would be distributed to the NEOs. The amounts of the benefits that the NEOs would receive as described above under the change-in-control employment agreements were established using competitive information about the market at the time the agreements were established.

Severance Agreement with CEO

In addition to the above, the CEO is a party to a severance agreement with the Company, pursuant to which a severance payment would be made in the event of an involuntary termination without “cause” or a termination initiated by the CEO with “good reason,” each as defined by the agreement. Retirement is not one of the events constituting “good reason” under the agreement. The severance payments under the agreement would be in the form of a lump sum payment and would include (i) unpaid salary and expenses and accrued vacation pay, (ii) a pro-rata payment for the period up to and including the date of the termination under the AIP for the year of termination based on actual full-year performance of the Company, (iii) an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest target annual non-equity incentive plan amount in effect during the 12 months preceding the date of termination, irrespective of actual performance by the Company under such plan, (iv) two years of medical and dental insurance coverage, and (v) an outplacement service fee of up to $75,000. Under the severance agreement, the CEO is bound by restrictive covenants relating to confidentiality, non-competition, non-solicitation and non-disparagement. Such restrictive covenants are unlimited in time, except for non-competition and non-solicitation, which are for a twenty-four month period. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments received by the CEO under the above-described change-in-control employment agreement. In the event of a triggering termination of employment under the above severance agreement, the CEO would also receive payments disclosed under the preceding tables relating to pension benefits and non-qualified deferred compensation plans. The amounts of the benefits that the CEO would receive under the severance agreement were established based upon advice received by the Committee from its compensation consultant, using competitive information about the market at the time.

Other Termination Provisions

The Company’s incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 27, 2014. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $63.68.

2014 PAYMENTS UPON HYPOTHETICAL TERMINATION

AND TERMINATION FOLLOWING A CHANGE-IN-CONTROL

Name	Item of Compensation	Termination Upon Death	Termination Upon Disability	Termination Upon Retirement	Involuntary Termination Not for Cause or for Good Reason	Termination for Cause	Voluntary Resignation	Termination Upon Change in Control(8)
E.V. Goings	AIP(1)	$900,138	$900,138	$900,138	$900,138	$0	$0	$1,150,000
	Performance Share Program(2)	4,041,163	4,041,163	4,041,163	0	0	0	3,884,237
	Unvested Stock Option and Restricted Stock Awards(3)	9,664,450	112,450	112,450	112,450	0	0	9,664,450
	Value of Benefits(4)	0	0	0	128,064	0	0	184,861
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	4,300,000	0	0	6,450,000
	Executive Life Benefit (7)	700,000	0	0	0	0	0	0
	Total Payments	$15,305,751	$5,053,751	$5,053,751	$5,440,652	$0	$0	$21,333,548

Simon C. Hemus	AIP(1)	$381,972	$381,972	$381,972	$381,972	$0	$0	$488,000
	Performance Share Program(2)	1,325,581	1,325,581	1,325,581	0	0	0	1,285,101
	Unvested Stock Option and Restricted Stock Awards(3)	3,220,570	36,570	36,570	36,570	0	0	3,220,570
	Value of Benefits(4)	0	0	0	0	0	0	191,194
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	3,294,000
	Executive Life Benefit(7)	610,000	0	0	0	0	0	0
	Total Payments	$5,538,123	$1,744,123	$1,744,123	$418,542	$0	$0	$8,478,864

Michael S. Poteshman	AIP(1)	$271,117	$271,117	$271,117	$271,117	$0	$0	$346,375
	Performance Share Program(2)	719,492	719,492	662,720	0	0	0	694,303
	Unvested Stock Option and Restricted Stock Awards(3)	21,068	21,068	0	21,068	0	0	21,068
	Value of Benefits(4)	0	0	0	0	0	0	156,869
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	2,482,352
	Executive Life Benefit(7)	482,000	0	0	0	0	0	0
	Total Payments	$1,493,677	$1,011,677	$933,837	$292,185	$0	$0	$3,700,965

Christian E. Skroeder	AIP(1)	$582,318	$582,318	$582,318	$582,318	$0	$0	$352,454
	Performance Share Program(2)	487,454	487,454	487,454	0	0	0	452,744
	Unvested Stock Option and Restricted Stock Awards(3)	50,009	50,009	50,009	42,986	0	0	50,009
	Value of Benefits(4)	0	0	0	0	0	0	63,526
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	2,674,487
	Executive Life Benefit(7)	578,000	0	0	0	0	0	0
	Total Payments	$1,697,781	$1,119,781	$1,119,781	$625,305	$0	$0	$3,593,220

Asha Gupta	AIP(1)	$287,399	$287,399	$287,399	$287,399	$0	$0	$232,616
	Performance Share Program(2)	22,693	22,693	0	0	0	0	41,019
	Unvested Stock Option and Restricted Stock Awards(3)	781,889	2,828	0	2,828	0	0	781,889
	Value of Benefits(4)	0	0	0	0	0	0	142,924
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	1,860,926
	Executive Life Benefit(7)	0	0	0	0	0	0	0
	Total Payments	$1,091,981	$312,919	$287,399	$290,227	$0	$0	$3,059,374
(1)

Current year AIP payment calculated at actual performance for each NEO’s relevant program goals for 2014 in the event of death, disability, retirement, involuntary termination without cause or, in the case of Mr. Goings, termination with good reason and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the AIP.

(2)

With the exception of termination upon change-in-control, amounts included are the pro-rata portion of awards under the 2012-2014, 2013-2015 and 2014-2016 Performance Share Programs calculated at forecasted achievement plus dividends declared during the performance period through the end of 2014. Upon a change-in-control, with or without termination, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(3)

Included in such amounts is the year-end 2014 intrinsic value of in-the-money stock options which would be accelerated upon a termination and the value of all restricted stock awards upon which restrictions would lapse upon a termination. In the event of death all unvested stock options and restricted stock would become immediately and fully vested. In the event of termination upon disability, stock options would continue vesting in accordance with the original vesting schedule and restricted stock would be forfeited. In the event of termination upon retirement, stock options would continue vesting between one and six years if age and service criteria are met and restricted stock would be forfeited. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock would be forfeited. In the event of termination for cause, or on a voluntary resignation, all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock would become immediately and fully vested.

(4)

Under the CEO’s severance agreement, in the event of termination by the Company without cause or termination by Mr. Goings with good reason, this amount includes a one-time outplacement fee of $75,000 and the value of two years of medical and dental insurance. For all NEOs, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of three years of healthcare insurance and life insurance premiums and the value of one year of car allowance, financial planning, executive physical, and club membership, if applicable, as provided under the agreement.

(5)	The Company determined that no NEO would receive an excise tax payment.

(6)

Under the CEO’s Severance Agreement, in the event of involuntary termination without cause or termination by the CEO with good reason, represents an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest AIP target award in effect during the 12 months preceding the date of termination. Under the NEO’s change-in-control agreements, represents an amount equal to three times the sum of the NEO’s annual salary and the AIP payment that would have been payable for the last fiscal year at the target level. In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event a NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation. Gainsharing Program awards do not accelerate in the event of change-in-control or other termination.

(7)	Equal to one times base salary, capped at $700,000 payable under the executive life insurance benefit in the event of death. Asha Gupta is not eligible to participate in this benefit.

(8)

The value of incentives payable as of December 27, 2014 under a change-in-control without termination of employment for the NEOs under equity programs would be $9,552,000 for Mr. Goings. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the CEO under the change-in-control agreement.

2014 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board of Directors in 2014. Mr. Goings is not separately compensated for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Stock Awards(1) ($)	Changes in Pension Value and Nonqualified Compensation Earnings ($)		All Other Compensation(2) ($)	Total ($)
Catherine A. Bertini	95,000		115,042.20			35,082.46	245,124.66
Susan M. Cameron	23,750	71,250	115,042.20			10,327.74	220,369.94
Kriss Cloninger III	105,000		115,042.20			6,827.74	226,869.94
Joe R. Lee	95,000		115,042.20			7,078.12	217,120.32
Angel R. Martinez	0	95,000	115,042.20			36,205.96	246,248.16
Antonio Monteiro de Castro	95,000		115,042.20			10,741.82	220,784.02
Robert J. Murray	131,000		115,042.20			16,746.94	262,789.14
David R. Parker	95,000		115,042.20			46,539.24	256,581.44
Joyce M. Roché	92,750	23,750	115,042.20	2,469.00	(3)	46,404.24	280,415.44
M. Anne Szostak	96,500		115,042.20			10,327.74	221,869.94

(1)

Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The value of awards per share is the closing market price of the Company’s common stock on the date of grant ($84.28).

(2)

Includes product samples with a retail value of approximately $510.00, dividend equivalents paid and/or accrued on restricted stock units in 2014 and a match on charitable contributions made in 2014 as part of the Company’s matching gift program in the amount of $3,500 for Ms. Bertini, Ms. Cameron, Ms. Szostak and Messrs. Martinez, Murray and Parker; and $3,365 for Ms. Roché.

(3)

Represents an amount of accrued interest in 2014 on Ms. Roché’s deferred fees and expenses. Ms. Roché is a participant in the Tupperware Brands Director’s Deferred Compensation Plan, under which interest earned was 3.25 percent.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each non-employee director at the 2014 fiscal year-end were:

Director	Stock Options	Restricted Stock	Restricted Stock Units
Catherine A. Bertini	0	1,500	10,466
Susan M. Cameron	0	0	1,365
Kriss Cloninger III	0	1,500	1,365
Joe E. Lee	4,000	1,500	2,756
Angel R. Martinez	0	1,500	12,178
Antonio Monteiro de Castro	0	0	2,804
Robert J. Murray	0	1,500	3,725
David R. Parker	0	1,500	15,977
Joyce M. Roché	4,000	1,500	15,977
M. Anne Szostak	0	1,500	1,365

The Company’s objective is to align director compensation between the median and 75th percentile of the external marketplace defined as the same compensation peer group developed for executive compensation benchmarking. Annually, the Nominating and Governance Committee, working in conjunction with management or an external consultant selected by the Nominating and Governance Committee, reviews director compensation against the market and recommends adjustments where necessary. Non-employee directors of the Company each receive an annual retainer fee of $210,000, the Nominating and Governance Committee chairperson receives an additional retainer fee of $15,000 per year, the Audit Committee and Compensation and Management Development Committee chairpersons each receive an additional retainer fee of $20,000 per year and the Presiding Director receives an additional retainer fee of $30,000 per year. Meeting fees are not paid unless the total number of meetings exceeds 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended (except in the case of telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company’s release of earnings, for which directors would be paid $500) will be made. Of the annual retainer fee ($210,000), $115,000 is made in the form of an equity award, as determined by the Nominating and Governance Committee. In 2014, the Nominating and Governance Committee approved grants of restricted stock units in the amount of 1,365 share units per Director, intended to deliver a value of $115,000. Directors may elect to receive all or a portion of the remainder of their compensation in stock.

The Company also provides a grant of 1,000 shares of the Company’s common stock to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gifts to eligible organizations and institutions. Non-employee directors also receive compensation in the form of Company merchandise.

2.	Advisory Vote to Approve the Company’s Executive Compensation Program

Section 14A of the Exchange Act requires the Company to include in its proxy statement at least once every three years an advisory vote regarding named executive officer compensation. In accordance with the preference expressed by shareholders in the 2011 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis. The Company asks that you indicate your approval of the compensation paid to its NEOs under its executive compensation program as described in this proxy statement in the Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

The Board of Directors acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation and Management Development Committee, believes that it has created over a period of years a strong culture of pay-for-performance. This culture has resulted in an executive compensation program which makes a substantial amount of the executives’ overall compensation dependent upon Company performance. On average, the portion of performance-based compensation for the NEOs as a percentage of total target direct compensation equaled 76 percent in 2014. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure is considered to create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

In 2014, the Company grew its local currency sales 5% and its non-GAAP diluted earnings per share as reported in its January 2015 earnings release by 12%. GAAP sales and profit were lower in light of weaker foreign exchange rates and non-cash charges related to the Company’s operations in Venezuela. As measured for incentive purposes, net income also improved moderately, although at a lower rate than in 2013. Cash flow from operating activities, net of investing activities at $220 million was 103% of net income and, 83% of net income as measured for incentive purposes. In light of Company performance in 2014 and illustrating the Company’s executive compensation philosophy of pay-for-performance, incentive payouts for executive officers with worldwide responsibility were below target and below 2013 earnings.

In 2014, shareholders demonstrated their support of the Company’s executive compensation practices and policies, as evidenced by 98% of votes cast in favor of the Company’s executive compensation program.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement under Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

3.	Proposal to Approve the Material Terms of the Performance Measures under the Tupperware Brands Corporation 2010 Incentive Plan

Under Section 162(m) of the Internal Revenue Code, as amended (“Code”) under certain circumstances public companies may not deduct for tax purposes compensation in excess of $1 million per year paid to the CEO and the three other highest compensated officers (other than the CFO)(collectively, the “covered employees”), unless such compensation qualifies as “performance-based compensation” under the Code. Plans providing for stock options and other performance-based compensation which meet certain Code requirements, including shareholder approval and the institution of award limits, may not be subject to the $1 million limit.

Shareholders are being asked to approve the material terms of the performance measures under the Tupperware Brands Corporation 2010 Incentive Plan (the “2010 Plan”) so that certain compensation paid under the 2010 Plan may qualify as performance-based compensation under Section 162(m), assuming other applicable requirements are satisfied. Shareholders are not being asked to approve an increase in the number of shares available under the 2010 Plan or an amendment to any provision of the 2010 Plan. The material terms consist of the following: (i) the eligible participants, (ii) the business criteria on which annual and long-term performance incentives are based, and (iii) the maximum amounts of compensation payable under the 2010 Plan.

The following is a description of the material terms of the performance measures and certain other material terms of the 2010 Plan. This description is qualified in its entirety by reference to the 2010 Plan, a copy of which has been included as Appendix A to this proxy statement.

Eligible Participants

The 2010 Plan includes as participants all nonunion employees and prospective employees of the Company or its subsidiaries and affiliates, all directors and prospective directors of the Board, and all consultants to the Company or any of its subsidiaries or affiliates, as determined by the Committee. The number of persons who are eligible to participate in the 2010 Plan are approximately ten directors and approximately 12,000 non-union employees. However, it is expected that the total number of persons who would actually participate in the 2010 Plan are approximately 300. The individuals who will be eligible for performance-based incentive awards at the Company shall include those individuals holding the following positions (either at the time of grant or payout of the award): Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and such other elected officers whose compensation may in any year be reportable in the Company’s proxy statement.

Business Criteria

The philosophy of the incentives is to focus management on the creation of shareholder value. In keeping with this philosophy, the performance goals for performance-based incentives under the plan will be based on the attainment of one or any combination of the following: specified levels of net income or earnings per share from continuing operations, operating income, segment profit, revenues, return on operating assets, return on equity, return on invested capital, stockholder return (measured in terms of stock price appreciation) and/or total stockholder return (measured in terms of stock price appreciation plus cash dividends), achievement of cost control, working capital turns, cash flow, economic value added, sales force growth, or stock price of the Company or such subsidiary, division or department of the Company for or within which the participant primarily renders services and that are intended to qualify under Section 162(m) (4) (c) of the Code. Such performance goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Compensation and Management Development Committee (the “Committee”) within the time period prescribed by Section 162(m) of the Code and related regulations, and to the extent permitted in the 2010 Plan, the Committee may modify, amend or adjust the terms and conditions of any award.

Per Person Maximums

The maximum award payable in cash under any annual performance-based award in any year to any senior officer will be 300% of salary, and in no event will any such cash payouts to any senior officer exceed $4.0 million in any year. No senior officer may receive an aggregate of cash, vested shares of Company stock or other property as a result of performance-based awards granted under the Plan, other than stock options and stock appreciation rights, having a value exceeding $8.0 million in the aggregate in any one year. The amount of awards which can be received under the 2010 Plan by any one participant are not determinable, except that no single participant may be granted a stock option or freestanding stock appreciation right award in any one year covering in excess of 750,000 shares of the Company’s common stock, nor may any single participant be granted a restricted stock award, restricted stock unit award or performance award in any one year covering in excess of 250,000 shares of the Company’s common stock. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. Each of these limits on award payouts is calculated without regard to any deferral elections.

Summary Description of the 2010 Plan

Administration

The 2010 Plan contemplates that the Plan will be administered by the Committee or another committee designated by the Board.

Types of Awards Available Under the 2010 Plan

The following types of equity-based awards may be made under the 2010 Plan: performance share awards, non-qualified and incentive stock options, stock appreciation rights, and stock awards in the form of restricted stock and restricted stock units. In addition, cash-based awards may be made under the Plan.

Available Shares

The number of shares of the Company’s common stock available for stock-based awards under the 2010 Plan at adoption was 4,750,000, plus any remaining shares available at that time for issuance under the Tupperware Brands Corporation 2006 Incentive Plan and the Tupperware Brands Corporation Director Stock Plan at the time the 2010 Plan was adopted. For each share of common stock used for Restricted Stock, Restricted Stock Units and Performance Share Awards under the proposed plan, two shares are deducted from the share reserve pool, while for each other type of grant under the 2010 Plan, one share is deducted from the share reserve pool for each share subject to such award granted. The plan prohibits so-called “liberal share counting” practices.

Performance Awards

Performance awards may be used to create annual or long-term incentives, which are major components of the Company’s management incentive program. The Committee has the discretion to establish the nature of the performance measures, the individual targets applicable to such measures and the maximum awards to participants, as well as the right to make adjustments that may be necessary. Goals may be established which focus on specific performance by individuals or units within the Company, as well as the Company as a whole. The Committee will establish target levels for each performance measure, with different levels of awards to be paid for each level. Different measures may be used for different management groups.

These awards may be payable either in cash, shares, or a combination of cash and shares. Awards may also be established in which the Committee requires the payment of a purchase price.

Under the 2010 Plan, the vesting or payment of performance awards will be subject to the achievement of certain measures. The measures applicable to a particular award are determined by the Committee at the time of grant. With respect to awards granted to persons who are, or are expected to be, “covered employees,” the applicable performance measures will be established by the Committee within the first 90 days of the applicable performance period (or, if earlier, within the first quarter of the applicable performance period) and will be based on one or more of the performance measures identified under the subsection entitled “Business Criteria” above.

Stock Options and Stock Appreciation Rights

Stock options may be issued under the 2010 Plan in the form of “non-qualified” or “incentive” stock options. Stock appreciation rights may be issued either in tandem with Stock Options or on a freestanding basis. Upon exercise of a stock appreciation right (“SAR”), a participant is generally entitled to receive an amount equal to the difference between the fair market value of the shares at the time of grant and the fair market value of the shares at the time of exercise. The amount may be payable in cash or common stock or any combination of cash and stock. The Committee may make stock option and SAR awards that are subject generally to vesting periods of not less than three years in length (but may involve annual vesting of a portion of the shares on a ratable basis over the period) and one year in length in the case of directors; provided, however, up to ten (10) percent of the shares available for use under the 2010 Plan may be issued without a minimum vesting period. The exercise price of a stock option or SAR may not be less than the fair market value of the price of a share of common stock of the Company on the date of the grant, and after grant without shareholder approval neither stock options nor SAR may be repriced (whether by amendment, cancellation and replacement with another grant, or for cash or a lower-priced award). The market value of a share of the Company’s common stock as of March 16, 2015, was $66.39 per share. Payment of the exercise price of a stock option may be in cash, in shares having a fair market value equal to the aggregate exercise price, or a combination of cash and shares. Stock options and SARs may be exercisable at times and for periods as established by the Committee, but in no event beyond ten (10) years from the date of grant.

Restricted Stock and Restricted Stock Unit Awards

The Committee may make restricted stock and restricted stock unit awards of the Company’s common stock which shall be subject generally to periods of restrictions of not less than three years in length and one year in length in the case of directors or restricted stock and restricted stock unit awards subject to performance-based vesting conditions; provided, however, up to ten (10) percent of the shares available for use as restricted stock and restricted stock unit awards may be issued without a minimum restricted period, after taking into account stock options and stock appreciation rights issued without minimum vesting periods. During periods of restriction, participants may vote the shares represented by restricted stock awards.

Certain Federal Income Tax Consequences

There are generally no federal income tax consequences to either the Company or the participant as a result of the grant of a “non-qualified” or “incentive” stock option, or upon the exercise of an “incentive” stock option. Upon the exercise of a “non-qualified” stock option, however, federal income taxes are payable by the participant based upon the difference between the exercise price and the fair market value of the shares on the date of exercise, and a federal income tax deduction is generally available to the Company for the same amount. Generally, federal income taxes are payable by the participant upon the sale of shares received in the exercise of an “incentive” stock option, the amount of which are dependent upon the length of time the shares have been held by the participant before sale after the date of exercise. Section 162(m) of the Code generally provides that a publicly-held corporation cannot deduct compensation paid to its chief executive officer and its three other highest compensated officers other than its chief financial officer (“covered employees”) in excess of $1 million each, unless such compensation qualifies as performance-based.

A participant will not recognize taxable income at the time of grant of shares of restricted stock, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of an employee), rather than dividend income. A participant will not recognize taxable income at the time of grant of a restricted tock unit. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by the Company.

The grant of an SAR has no immediate tax consequences to the participant or the Company. Upon the exercise of an SAR, the participant will have ordinary income equal to the amount of cash received, the fair market value on the date of transfer of the shares of common stock delivered, or the sum of any combination of cash and shares. The Company is entitled to a corresponding deduction if applicable withholding requirements are satisfied. The Participant’s tax basis in the shares will be their fair market value on the date of transfer, and the holding period for the shares will begin on the same date.

General Provisions Relating to the 2010 Plan

In the event of a Change of Control as defined by the 2010 Plan, an acquirer may provide a substitute award for any unvested award, in which case any unvested awards will be surrendered, with vesting of the awards accelerated if the participant is terminated by the successors within two years following the Change of Control without cause or, if the participant is an executive officer, due to good reason. Absent a substitute award, all outstanding awards immediately shall become vested and exercisable and any restrictions on restricted stock and restricted stock unit awards shall lapse, with performance awards determined based upon actual performance prior to the Change of Control. Awards under the 2010 Plan may not be transferred except by will or the laws of descent and distribution, except that awards may be transferable to immediate family members if permitted by the Committee. The Committee may not accelerate or waive vesting or restriction periods relating to outstanding awards under the 2010 Plan, except (i) in the case of death, disability, retirement or Change of Control, as defined by the 2010 Plan, and (ii) that such acceleration or waiver may take place provided that the amount of shares for which acceleration or waiver takes place may not, when added to the number of shares which have been granted over the term of the 2010 Plan without required minimum vesting or restriction periods, in the aggregate, exceed ten (10) percent of the total number of shares initially reserved for issuance under the 2010 Plan. The payment of awards under the 2010 Plan may be deferred under certain circumstances, at the discretion of the Committee, provided that such deferral does not violate Section 409A of the Code. The Committee has the authority to establish the rights of participants in all events of termination of employment, including death, disability, retirement or resignation.

The Board may terminate, modify or amend the 2010 Plan at any time, except that no modifications may be made without shareholder approval which would (i) increase shares available, (ii) modify eligibility requirements, or (iii) materially increase benefits. The term of the Plan is ten (10) years.

New Plan Benefits

Because benefits under the 2010 Plan will depend on the Committee’s actions and the fair market value of the Company’s common stock on various future dates, it is not possible to determine at this time the benefits that might be received by employees, non-employee directors and consultants.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE MEASURES UNDER THE TUPPERWARE BRANDS CORPORATION 2010 INCENTIVE PLAN.

4.	Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit, Finance and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 26, 2015, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of the Company for fiscal year 2014.

Services performed by PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2014 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although the appointment of PricewaterhouseCoopers LLP is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

Audit Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements and internal controls for fiscal years 2014 and 2013 and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2014 and 2013 were $5,011,526 and $5,289,802 , respectively.

Audit-Related Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for fiscal years 2014 and 2013 were $85,423 and $14,832, respectively. Such fees involved the following activities: employee benefit plan audits, computer software services, attestation services and consultations on matters in various countries in which the Company conducts business.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2014 and 2013 for tax-related services were $2,000,527 and $2,898,781, respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2014 and 2013, $1,595,292 and $2,324,227, respectively, related to tax compliance services and $405,235 and $574,554, respectively, related to tax planning and tax advisory services.

All Other Fees

The fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for fiscal years 2014 and 2013 for services other than those described in the preceding paragraphs were $8,055 and $7,300, respectively. Such fees in 2014 were for software license renewal and packaging verification.

Approval of Services

The Audit, Finance and Corporate Responsibility Committee’s policy is to approve the audit and non-audit services, and the fees related thereto, to be provided by PricewaterhouseCoopers LLP in advance of the service. During fiscal year 2014 the Committee approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF

THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 26, 2015.

5.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the annual meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Shareholder Proposal Notice Requirements

The Company’s By-Laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation material as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to nominate a candidate for director election or submit a proposal to be raised from the floor during the Company’s 2016 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy solicitation material (as described below), should send to the Secretary of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no later than February 29, 2016 and no earlier than February 9, 2016, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy solicitation material relating to the Company’s 2016 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November  27, 2015.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Okapi Partners LLC has been retained by the Company to assist in the solicitation of proxies for a fee not to exceed $8,500 plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

When a shareholder has not opted to receive this proxy and related materials electronically, only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if, under this procedure, a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050. The Company agrees to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders and proxy statement, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered.

By order of the Board of Directors

Thomas M. Roehlk

Executive Vice President,

Chief Legal Officer & Secretary

Dated: March 27, 2015

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

Appendix A

TUPPERWARE BRANDS CORPORATION

2010 INCENTIVE PLAN

ARTICLE 1. Establishment, Purpose, and Duration

1.1. Establishment of the Plan. Tupperware Brands Corporation, a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Tupperware Brands Corporation 2010 Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards and other stock-based and non-stock-based awards. The Plan shall become effective as of the Effective Date, and shall remain in effect as provided in Section 1.3 herein.

1.2. Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company’s stockholders and by providing Participants with an incentive for outstanding performance of the Company’s objectives and strategies while undertaking an appropriate level of risk. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special efforts the successful conduct of its operations largely is dependent.

1.3. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect for ten (10) years thereafter, subject to the right of the Board of Directors to terminate, amend or modify the Plan at any time pursuant to Article 16 herein, except that any awards issued and outstanding under the Plan shall remain effective beyond the expiration of the Plan in accordance with their terms.

ARTICLE 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Award” means, individually or collectively, a grant under this Plan of Non-Qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or other awards.

(b) “Award Agreement” means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan, including without limitation, stock option agreements, SAR agreements and restricted stock and restricted stock unit agreements.

(c) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d) “Beneficiary” means a person who may be designated by a Participant pursuant to Article 12 and to whom any benefit under the Plan is to be paid in case of the Participant’s death or physical or mental incapacity, as determined by the Committee, before he or she receives any or all of such benefit.

(e) “Board” or “Board of Directors” means the Board of Directors of the Company.

(f) “Cause” means (i) “Cause” as defined in any employment, consulting or similar agreement between the Participant and the Company or one of its Subsidiaries or affiliates (an “Individual Agreement”), or (ii) if there is no such Individual Agreement or if it does not define Cause, (A) conviction of a Participant for committing a felony under federal law or the laws of the jurisdiction in which such action occurred, (B) dishonesty in the course of fulfilling a Participant’s employment duties, (C) willful and deliberate failure on the part of a Participant to perform his employment duties in any material respect, including compliance with the Company’s Code of Conduct or Codes of Ethics for Financial Executives, or (D) before a Change of Control, such other events as shall be determined by the Committee. Before a Change of Control, the Committee shall, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to subclauses (A), (B) and (C) above, and its determination shall be final.

(g) “Change of Control” of the Company means:

i. An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (1) the then outstanding Shares (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

ii. A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to such Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be so considered as a member of the Incumbent Board; or

iii. The consummation of a reorganization, merger, statutory share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries or other similar transactions (“Corporate Transaction”), in each case unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50 percent of, respectively, the common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the outstanding shares of Common Stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of Directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction constitute at least a majority of the Board of Directors of the corporation resulting from such Corporate Transaction; or

iv. The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Commission” means the Securities and Exchange Commission or any successor agency.

(j) “Committee” means the committee described in Article 3 or (unless otherwise stated) its designee pursuant to a delegation by the Committee as contemplated by Section 3.3.

(k) “Common Stock” shall mean the common stock of the Company, par value $.01 per share.

(l) “Company” means Tupperware Brands Corporation, a Delaware corporation, or any successor thereto as provided in Article 18 herein.

(m) “Covered Employee” has the meaning ascribed thereto in Section 162(m) of the Code and the regulations thereunder.

(n) “Director” means any individual who is a member or prospective member of the Board of Directors of the Company.

(o) “Disability” means the inability of an Employee to perform the material duties of his or her occupation as determined by the Committee.

(p) “Effective Date” means the date the Plan is approved by the stockholders of the Company.

(q) “Employee” means any nonunion employee or prospective employee of the Company or of the Company’s Subsidiaries or affiliates. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(s) “Fair Market Value” means, except as expressly provided otherwise, as of any given date, the closing sales price of the Common Stock during normal business hours on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

(t) “Freestanding SAR” means a SAR that is granted independently of any Options pursuant to Section 7.1 herein.

(u) “Good Reason” means the assignment to the Participant of any duties materially inconsistent in any respect with the Participant’s position (including a material negative change regarding the Participant’s status, offices, titles or reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (but not occurring solely as a result of the Company’s ceasing to be a publicly traded entity) existing immediately prior to the date of the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant. Any good faith determination of “Good Reason” made by the Committee shall be conclusive. The Participant’s mental or physical incapacity following the occurrence of an event described in above clauses shall not affect the Participant’s ability to terminate employment for Good Reason.

(v) “Incentive Stock Option” or “ISO” means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

(w) “Insider” shall mean an Employee who is, on the relevant date, an officer, Director, or more than ten percent (10 percent) Beneficial Owner of the Company.

(x) “Non-Qualified Stock Option” or “NQSO” means an option to purchase Shares, granted under Article 6 herein, which is not intended to be an Incentive Stock Option.

(y) “Option” or “Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(z) “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(aa) “Outside Director” means a member of the Board who qualifies as an outside director as defined in Rule 162(m) of the Code, as promulgated by the Internal Revenue Service (the “Service”) under the Code, or any implementing or interpretive regulations from time to time, or any successor definition adopted by the Service.

(bb) “Participant” means an Employee or Director of or a consultant to the Company or any of its Subsidiaries or affiliates who has been granted an Award under the Plan.

(cc) “Performance Award” means an Award granted to a Participant, as described in Article 10 herein, including Performance Units and Performance Shares.

(dd) “Performance Goals” means the performance goals established by the Committee prior to the grant of Performance Awards that are based on the attainment of one or any combination of the following: specified levels of net income or earnings per share from continuing operations, operating income, segment profit, revenues, return on operating assets, return on equity, return on invested capital, stockholder return (measured in terms of stock price appreciation) and/or total stockholder return (measured in terms of stock price appreciation plus cash dividends), achievement of cost control, working capital turns, cash flow, economic value added, sales force growth, or stock price of the Company or such Subsidiary, division or department of the Company for or within which the Participant primarily renders services and that are intended to qualify under Section 162(m) (4) (c) of the Code. Such Performance Goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. Such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

(ee) “Performance Period” means a time period during which Performance Goals established in connection with Performance Awards must be met.

(ff) “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

(gg) “Performance Share” means an Award granted to a Participant, as described in Article 10 herein.

(hh) “Restriction Period” or “Period” means the period or periods during which the transfer of Shares of Restricted Stock or Restricted Stock Units is limited based on the passage of time and the continuation of service with the Company and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

(ii) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(jj) “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

(kk) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 9 herein.

(ll) “Share” means a share of common stock of the Company.

(mm) “Subsidiary” or “Subsidiaries” means any corporation or corporations in which the Company owns directly, or indirectly through Subsidiaries, at least twenty-five percent (25 percent) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least twenty-five percent (25 percent) of the combined equity thereof.

(nn) “Stock Appreciation Right” or “SAR” means an Award, granted alone (Freestanding SAR) or in connection with a related Option (Tandem SAR), designated as a SAR, pursuant to the terms of Article 7 herein.

(oo) “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Section 7.1 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled).

ARTICLE 3. Administration

3.1. The Committee. The Plan shall be administered by the Compensation and Management Development Committee or such other committee of the Board (the “Committee”) as the Board may from time to time designate, which shall be composed solely of not less than two Outside Directors, and shall be appointed by and serve at the pleasure of the Board.

3.2. Authority of the Committee. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Employees of and to consultants to the Company and its Subsidiaries and affiliates, except that the Nominating and Governance Committee of the Board of Directors of the Company shall have authority to grant Awards pursuant to the terms of the Plan to Directors of the Company.

Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(a) To select the Employees and consultants to whom Awards may from time to time be granted;

(b) To determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or other stock-based or non-stock-based awards or any combination thereof are to be granted hereunder;

(c) To determine the number of Shares to be covered by each Award granted hereunder;

(d) To determine (by approving the forms of Award Agreements or otherwise by resolution) the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price (subject to Section 6.4 (a)), the duration, any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or affiliate), any vesting acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, and the impact on any Award from termination of employment (whether as a consequence of death, Disability, retirement, action by the Company, action by the Participant or Change of Control) of an Employee, or the termination of services of a consultant, based on such factors as the Committee shall determine; provided, however, that (i) the Committee shall have no authority to accelerate or waive any vesting except in cases of the death, Disability or retirement of a Participant or in the case of a Change of Control; (ii) notwithstanding anything to the contrary in this Plan, no performance-based award shall be exercisable or shall vest and be paid out in less than one (1) year from the date of grant, and no non-performance-based award (such as Restricted Stock Awards and Restricted Stock Unit Awards) shall be exercisable or shall vest and be paid out in less than three (3) years, except that non-performance-based awards may begin to be exercisable or vest and be paid out ratably over a three (3) year period beginning with the first anniversary of the date of grant, and non-performance-based awards for Directors may be exercisable or vest and be paid out not less than one (1) year from the date of grant; and (iii) notwithstanding the limitations contained in subsections (i) and (ii) of this proviso, the Committee shall have the authority to take such actions regarding accelerations, waivers, exercise and or vesting terms otherwise limited by such subsections, so long as the aggregate number of Shares under Awards subject to such actions do not exceed 10% of the number of Shares available for grant under the Plan as contemplated by Section 4.1 below;

(e) To determine the methodology of counting Shares available for grant under the terms of the Plan.

(f) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals, unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments; and

(g) To determine to what extent and under what circumstances Shares and other amounts payable with respect to an Award shall be deferred.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), to create sub-plans that may be desirable for limited groups of participants or jurisdictions and to otherwise supervise the administration of the Plan.

3.3. Action of the Committee. The Committee may, to the fullest extent permitted by law and subject to such limitations and procedures as may be required by law or as the Committee may deem appropriate, (i) delegate to an officer of the Company the authority to take actions or make decisions pursuant to Section 2(f), Section 3.2, Section 5.2, and Section 6.4, provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease either to be exempt from Section 16(b) of the Exchange Act or to qualify as “qualified performance-based compensation” as such term is defined in the regulations promulgated under Section 162(m) of the Code, and (ii) authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Committee.

3.4. Decisions Binding. Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

ARTICLE 4. Shares Subject to the Plan

4.1. Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the total number of Shares available for grant under the Plan (“Share Pool”) shall be the sum of (x) 4,750,000, (y) the number of Shares that remain available for issuance under the Tupperware Brands Corporation 2006 Incentive Plan and the Tupperware Brands Corporation Director Stock Plan (the “Prior Plans”), and (z) any Shares which, upon a forfeiture or other event occurring under a Prior Plan or previous incentive plan of the Company, would otherwise return to such plan for availability for reissuance in a future award. No Participant may be granted (i) Stock Options and Freestanding SARs in any one year covering, in the aggregate, in excess of 750,000 Shares, or (ii) Restricted Stock, Restricted Stock Units and Performance Awards in any one year in excess of 250,000 Shares. Shares subject to an Award under the Plan may be authorized as unissued Shares or may be treasury Shares. As of the Effective Date, the Company shall cease to grant awards under the Prior Plans.

4.2. Share Counting. The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

(a) Each Option awarded shall be counted as one share subject to an Award and deducted from the Share Pool.

(b) Each share of Restricted Stock or Restricted Stock Unit shall be counted as 2.0 Shares subject to an Award and deducted from the Share Pool.

(c) Each Performance Award that is or is required to be settled in Shares shall be counted as 2.0 Shares subject to an Award and deducted from the Share Pool, and if the Performance Award is expressed as a dollar amount rather than a number of shares, with the number of shares determined by dividing the value of the Performance Award at grant by the Fair Market Value of a share at grant and then multiplying the result by 2.0. Performance Awards that may not be settled in Shares (or that may be settled in Shares but are not) shall not result in a reduction from the Share Pool.

(d) Each Stock Appreciation Right that may be settled in Shares shall be counted as one Share subject to an Award and deducted from the Share Pool. For each Stock Appreciation Right which is settled in Shares, the full number of shares subject to such Stock Appreciation Right shall be counted against the Share Pool, rather than the net-settled number of Shares actually issued in such settlement. Stock Appreciation Rights that may not be settled in Shares shall not result in a reduction from the Share Pool. In addition, if a Stock Appreciation Right is granted in connection with an Option and the exercise of the Stock Appreciation Right results in the loss of the Option right, the Shares that otherwise would have been issued upon the exercise of such related Option shall not result in a reduction in the Share Pool.

(e) If, for any reason, any Shares awarded or subject to purchase under the Plan or the Company’s Prior Plans are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Restricted Stock Unit, or the termination, expiration or cancellation of an Option, Stock Appreciation Right, Restricted Stock Unit, or Performance Award, or settlement of any Award in cash rather than Shares, such Shares (the “Returned Shares”) shall again be available for issuance pursuant to an Award under the Plan and shall be added to the Share Pool, provided that any addition to the Share Pool shall be adjusted by whatever factor or factors were applied to determine the number of Shares originally deducted from the Share Pool. If the Option Exercise Price, purchase price and/or tax withholding obligation under an Award is satisfied by the Company retaining Shares or by the Participant tendering Shares (either by actual delivery or attestation), the number of Shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for issuance pursuant to an Award under the Plan.

4.3. Adjustments in Authorized Shares and Prices. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and class of Shares reserved for issuance under the Plan, in the number, kind and Option Price of Shares subject to outstanding Stock Options or SARs, in the number and kind of Shares subject to other outstanding Awards granted under the Plan or subject to limitations such as Restricted Stock Awards or Restricted Stock Units or per-Participant maximum awards and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number; and provided further, however, that notwithstanding the foregoing, in the event of a change in capitalization that is the result of an equity restructuring which is not the consequence of a corporate transaction with a third-party, such substitutions or adjustments shall be required to be made. Such adjusted Option Price shall also be used to determine the amount payable by the Company upon the exercise of any Tandem SAR. Such substitutions and adjustments may include, without limitation, canceling any and all Awards in exchange for cash payments based upon the value realized by shareholders generally with respect to Shares in connection with such a corporate transaction.

ARTICLE 5. Eligibility and Participation

5.1. Eligibility. Persons eligible to be granted Awards under this Plan include all Employees and Directors of and all consultants to the Company or any of its Subsidiaries or affiliates, and all prospective Employees and Directors of and consultants to the Company or any of its Subsidiaries or affiliates, as determined by the Committee, including Employees who are members of the Board.

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award, except that the Nominating and Governance Committee of the Board of the Company shall have the authority to perform such function for Directors.

ARTICLE 6. Stock Options

6.1. Grant of Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that grants hereunder are subject to the aggregate limit on grants to individual Participants set forth in Article 4. Incentive Stock Options may be granted only to employees of the Company and any “subsidiary corporation” (as such term is defined in Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

6.2. Award Agreement. Stock Options shall be evidenced by Award Agreements, the terms and provisions of which may differ. An Award Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a Participant in any grant of a Stock Option, determines the number of Shares to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option, or such later date as the Committee designates. The Company shall notify a Participant of any grant of a Stock Option, and a written Award Agreement or agreements shall be duly executed and delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant and may take the form of electronic agreements and electronic signatures or acceptances.

6.3. Incentive Stock Options. Notwithstanding any other provision of the Plan, no Incentive Stock Option may be granted under the Plan after the 10th anniversary of the Effective Date.

6.4. Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a) Stock Option Price. The Option Price per Share purchasable under a Stock Option shall be determined by the Committee and set forth in the Award Agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

(b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

(c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, or accelerate the exercisability of any Stock Option, based on such factors as the Committee may determine, but in each case subject to Section 3.2(d) above.

(d) Method of Exercise. Subject to the provisions of this Article 6, Stock Options may be exercised, in whole or in part, at any time during the term of the Stock Option by giving written notice of exercise to the Company specifying the number of Shares subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the Option Price by certified or bank check or such other instrument as the Company may accept. Payment, in full or in part, may also be made in the form of delivery of unrestricted Shares already owned by the optionee of the same class as the Shares subject to the Stock Option (based on the Fair Market Value of the Shares on the date the Stock Option is exercised) and, unless such Shares were acquired in the open market, held for a period of not less than six months prior to the exercise of the Stock Option, or by certifying ownership of such Shares by the Participant to the satisfaction of the Company for later delivery to the Company as specified by the Committee; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Shares subject to the Stock Option may be authorized only at the time the Stock Option is granted. Payment may also be made in the case of an NQSO only by a “net exercise” arrangement pursuant to which the Company will reduce the shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under a Stock Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations. In the discretion of the Committee and to the extent permitted by applicable law, as set forth in a form of Stock Option agreement or in a resolution of the Committee, payment for any Shares subject to a Stock Option may also (or only) be made pursuant to a “cashless exercise” by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

No Shares shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a stockholder of the Company holding the class or series of Shares that is subject to such Stock Option (including, if applicable, the right to vote the Shares and the right to receive dividends), when the optionee has given written notice of exercise and has paid in full for such Shares.

(e) Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of a Stock Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

ARTICLE 7. Stock Appreciation Rights

7.1. Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to an Employee, Director or consultant at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. In the case of a Non-Qualified Stock Option, Tandem SARs may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, Tandem SARs may be granted only at the time of grant of such Stock Option.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to the aggregate limit on grants to individual Participants set forth in Article 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. However, the grant price of a Freestanding SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100 percent) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3. Exercise of Freestanding SARs. Subject to the other provisions of this Article 7, Freestanding SARs may be exercised upon whatever terms and conditions the Committee, at its sole discretion, imposes upon them.

7.4. SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5. Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, at its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6. Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the grant price of the SAR; by

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7. Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of a SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of any rule or interpretation promulgated under Section 16 (or any successor rule) of the Exchange Act.

ARTICLE 8. Restricted Stock

8.1. Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Employees, Directors and consultants to whom and the time or times at which grants of Restricted Stock will be awarded, the number of Shares to be awarded to any Participant (subject to the aggregate limit on grants to individual Participants set forth in Article 4), the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 8.3.

The Committee may, prior to grant, condition the vesting of Restricted Stock upon continued service of the Participant. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

8.2. Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Tupperware Brands Corporation 2010 Incentive Plan, or in an Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Tupperware Brands Corporation.”

The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3. Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(a) Subject to the provisions of the Plan and the Award Agreement referred to in Section 8.3(d), during the Restricted Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock. Within these limits, the Committee may, subject to Section 3.2(d) above, provide for the lapse of restrictions based upon period of service in installments or otherwise and may accelerate or waive, in whole or in part, restrictions based upon period of service.

(b) Except as provided in this paragraph (b) and paragraph (a), above, and the Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Shares that is the subject of the Restricted Stock to vote the Shares. Dividends shall be held and shall accrue, subject to the vesting of the underlying Restricted Stock, unless the Committee determines otherwise in the applicable Award Agreement or makes an adjustment or substitution to the Restricted Stock pursuant to Section 4.3 in connection with such dividend or distribution.

(c) If and when any applicable Restriction Period expires without a prior forfeiture of the Restricted Stock, book-entry registration or unlegended certificates for such Shares, as determined by the Committee, and any accrued but unpaid dividends shall be delivered to the Participant.

(d) Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

ARTICLE 9. Restricted Stock Units

9.1. Nature of Award. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, either by delivery of Shares to the Participant or by the payment of cash based upon the Fair Market Value of a specified number of Shares. Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 9.2.

9.2. Terms and Conditions. The Committee may, in connection with the grant of Restricted Stock Units, designate them as Performance Awards, in which event it shall condition the vesting thereof upon the attainment of Performance Goals. If the Committee does not designate Restricted Stock Units as Performance Awards, it may also condition the vesting thereof upon the attainment of Performance Goals. Regardless of whether Restricted Stock Units are Performance Awards, the Committee may also condition the vesting thereof upon the continued service of the Participant. The applicable Award Agreement shall specify the consequences for the Restricted Stock Units of the Participant’s termination of employment. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits. Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered until they are settled, except to the extent provided in the applicable Award Agreement in the event of the Participant’s death. The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 21.3 below).

ARTICLE 10. Performance Awards

10.1. Grant of Performance Awards. Subject to the terms of the Plan, Performance Awards may be granted either alone or in addition to other Awards granted under the Plan, as determined by the Committee. Such Performance Awards may take the form determined by the Committee, including without limitation, cash, Shares, Performance Units and Performance Shares, or any combination thereof. Performance Awards may be awarded as short-term or long-term incentives. Each Director shall receive a one-time grant of one thousand (1,000) Shares upon serving his or her initial three months as a member of the Board.

10.2. Performance Goals.

(a) The Committee may set Performance Goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the Participants, and may attach to such Performance Awards one or more restrictions, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Performance Share, or restrictions which are necessary or desirable as a result of applicable laws or regulations. Each Performance Award may be confirmed by, and be subject to, an Award Agreement.

(b) The Committee shall have the authority at any time to make adjustments to Performance Goals for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

10.3. Value of Performance Units/Shares.

(a) Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b) Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

10.4. Earning of Performance Awards. After the applicable Performance Period has ended, the holder of any Performance Award shall be entitled to receive the payout earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved, except as adjusted pursuant to Section 10.2(b) or as deferred pursuant to Article 13.

10.5. Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may permit the Participants to elect to defer or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

ARTICLE 11. Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents and convertible debentures, may be granted under the Plan; provided, however, that dividends or dividend equivalents shall not be included in such other Awards which take the form of Stock Options or Stock Appreciation Rights.

ARTICLE 12. Beneficiary

12.1. Designation. Each Participant under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successively). Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. Any such designation shall control over any inconsistent testamentary or inter vivos transfer by a Participant, and any benefit of a Participant under the Plan shall pass automatically to a Participant’s Beneficiary pursuant to a proper designation pursuant to this Section 12.1 without administration under any statute or rule of law governing the transfer of property by will, trust, gift or intestacy.

12.2. Absence of Designation. In the absence of any such designation contemplated by Section 12.1, benefits remaining unpaid at the Participant’s death shall be paid pursuant to the Participant’s will or pursuant to the laws of descent and distribution.

ARTICLE 13. Deferrals

13.1. Deferrals. The Committee may permit a Participant to elect, or the Committee may require at its sole discretion subject to the proviso set forth below, any one or more of the following: (i) the deferral of the Participant’s receipt of cash, (ii) a delay in the exercise of an Option or SAR, (iii) a delay in the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or (iv) a delay of the satisfaction of any requirements or goals with respect to Performance Awards; provided, however, the Committee’s authority to take such actions hereunder shall exist only to the extent necessary to reduce or eliminate a limitation on the deductibility of compensation paid to the Participant pursuant to (and so long as such action in and of itself does not constitute the exercise of impermissible discretion under) Section 162(m) of the Code, or any successor provision thereunder. If any such deferral is required or permitted, the Committee shall establish rules and procedures for such deferrals, including provisions relating to periods of deferral, the terms of payment following the expiration of the deferral periods, and the rate of earnings, if any, to be credited to any amounts deferred thereunder.

13.2. Section 409A. Notwithstanding the foregoing, if any deferral permitted by this Plan or an Award Agreement or any distribution of an Award pursuant to the terms of this Plan or an Award Agreement would subject a Participant to tax under Section 409A of the Code, the Company shall modify the Plan or applicable Award Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to an affected Participant.

ARTICLE 14. Rights of Employees and Consultants

14.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or status as a consultant at any time, nor confer upon any Participant any right to continue in the employ of the Company or any of its Subsidiaries or affiliates or to continue as a consultant. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries and affiliates (or between Subsidiaries and affiliates) shall not be deemed a termination of employment. However, if a

Subsidiary or affiliate of the Company ceases to be a Subsidiary or affiliate, any Participant who is no longer employed by or a consultant to the Company or one of its remaining Subsidiaries and affiliates following such event shall be considered to have terminated his or her employment or consultancy, notwithstanding any continued employment or consultancy with such former Subsidiary or affiliate.

14.2. Participation. No Employee, Director or consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 15. Change of Control

15.1. Treatment of Outstanding Awards.

(a) In the event of a Change of Control, the successor organization (the “Successor”) may substitute equivalent awards.

A substitute equivalent award must (i) have a value at least equal to the value of the Award being substituted as determined by the Committee in its sole discretion; (ii) relate to a publicly-traded equity security of the Successor involved in the Change of Control or another entity that is affiliated with the Company or the Successor following the Change of Control; (iii) be the same type of award to the Award being substituted; and (iv) have other terms and conditions that are not less favorable to the Participant than the terms and conditions of the Award being substituted, as determined by the Committee in its sole discretion. If an Award is substituted by the Successor and within two (2) years following a Change of Control the Participant (i) is terminated by the Successor (or an affiliate thereof) without Cause or (ii) if the Participant is an executive officer of the Company (who is subject to reporting under Section 16 of the Exchange Act of 1934) and resigns for Good Reason, the following rules shall apply to the substituted Awards, unless otherwise specifically provided in the applicable Award Agreement:

(A)	Vesting of Options and SARs. Any and all Options and SARs shall become immediately exercisable as of the termination or resignation.

(B)

Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. Any restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse. Restricted Stock Units shall be paid in cash or stock as provided in the Award Agreement. If such Restricted Stock Units are exempt from the requirements of Code § 409A, the Restricted Stock Units shall be paid within thirty (30) days following the termination or resignation. If such Restricted Stock Units are subject to the requirements of Code § 409A, then the Restricted Stock Units shall be paid within the thirty (30) day period following the six (6) month anniversary of the Participant’s separation from service (within the meaning of the 409A Guidance) (a “Separation from Service”). If a Participant’s termination or resignation is not a Separation from Service, Restricted Stock Units subject to the requirements of Code § 409A shall be paid as of the earlier of the time specified in the Award Agreement or one day after the six (6) month anniversary of the date the Participant has a Separation from Service following such Change of Control

(C)

Vesting, Payment and Achievement of Performance-Based Awards. Performance-based Awards shall vest with respect to each performance measurement tranche completed during the Performance Period prior to the termination or resignation (or, if the Performance Period is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period completed prior to such resignation or termination and expressed in terms of the total of completed months out of the total number of months within the Performance Period), with payment to be made, based on actual performance, in cash or stock at such time following the Performance Period as otherwise specified in the Award document.

(D)	Transfer, A transfer of employment among the Successor and its affiliates shall not, in and of itself, be deemed a termination or resignation of employment.

(b) In the event of a Change of Control, any outstanding Awards that are not substituted with equivalent awards, by the Successor, or in the case of a dissolution or liquidation of the Company, all Awards shall be subject to the following rules:

(A)

Options and SARs. All Options and SARs shall be fully vested and exercisable and the Committee shall either (1) give a Participant a reasonable opportunity to exercise the Option and SAR before the transaction resulting in the Change of Control or (2) pay the Participant the difference between the exercise price for the Option or SAR and the consideration provided to other similarly situated shareholders in such Change of Control. In either case, such Option or SAR shall be cancelled. The Committee shall not be obligated to treat all Options and SARs subject to this Section 15(b) in the same manner.

(B)

Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. Any restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse. Restricted Stock Units shall be paid in cash or stock as provided in the Award document. If Restricted Stock Units are exempt from the requirements of Code § 409A, then the Restricted Stock Units shall be paid within thirty (30) days following the Change of Control. If Restricted Stock Units are subject to the requirements of Code § 409A, then the time of payment will depend on whether the Change of Control is a distribution event under Treasury Regulation § 1.409A-3(a)(5) (a “409A Change of Control”). If the Change of Control is a 409A Change of Control, then the Restricted Stock Units subject to the requirements of Code § 409A shall be paid within the thirty (30) day period following the six (6) month anniversary of the Change of Control. If the Change of Control is not a 409A Change of Control, Restricted Stock Units subject to the requirements of Code § 409A shall be paid as of the earlier of the time specified in the Award Agreement or one day after the six (6) month anniversary of the date the Participant has a Separation from Service following such Change of Control.

(C)

Vesting, Payment and Achievement of Performance-Based Awards. Performance-based Awards shall vest with respect to each performance measurement tranche completed during the Performance Period prior to the Change of Control or dissolution or liquidation (or, if the Performance Period is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period completed prior to such Change of Control or dissolution or liquidation and expressed in terms of the total of completed months out of the total number of months within the Performance Period), with payment to be made, based on actual performance, in cash or stock at such time following the Performance Period as otherwise specified in the Award document.

15.2. Termination, Amendment, and Modifications of Change of Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 15 may not be terminated, amended, or modified in any manner that adversely affects any then-outstanding Award without the prior written consent of the Participant if such action is taken (a) on or after the date of a Change of Control or (b) at the request of a party seeking to effectuate a Change of Control or otherwise in anticipation of a Change of Control.

ARTICLE 16. Amendment, Modification, and Termination

16.1. Amendment, Modification, and Termination. Except as specifically provided in Section 15.2, at any time and from time to time, the Board may terminate, amend, or modify the Plan. However, without the approval of the stockholders of the Company, no such amendment or modification may:

(a) Increase the total number of Shares which may be issued under this Plan, except as provided in Article 4 hereof; or

(b) Modify the eligibility requirements; or

(c) Materially increase the benefits accruing under the Plan.

16.2. Awards Previously Granted. (a) Notwithstanding the foregoing, prior to a Change of Control, the Committee shall have the right to replace any previously granted Award under the Plan with an Award equal to the value of the replaced Award at the time of replacement, as determined by the Committee in its sole discretion, without obtaining the consent of the Participant holding such Award; provided, however, that notwithstanding the foregoing or the terms of any Award Agreement provision, the Committee shall not modify any Stock Option or SAR without stockholder approval if the effect of such modification would be to (i) reduce an Option Price of a Stock Option or the grant price of an SAR; (ii) cancel a Stock Option or SAR in exchange for other Awards under the Plan; (iii) cancel a Stock Option or SAR in exchange for a Stock Option or SAR with an Option Price or grant price, respectively, that is less than the Option Price or grant price of the cancelled Stock Option or SAR, respectively; or (iv) cancel a Stock Option or SAR in exchange for cash; and provided, further, that no such replacement shall deprive the Participant of any rights he or she may have pursuant to Article 15, which shall apply to the replacement Award to the same extent as to the replaced Award.

(b) In the event it is determined that the Company’s previously reported financial results have been misstated due to the error, omission, fraud or other misconduct, including a misstatement that leads to a restatement of previously issued financial statements, any previous cash payment, deferral of cash payment, or delivery of common stock of the Company which was made pursuant to any incentive compensation award, including any discretionary award, shall be subject to recovery by the Company as the Committee, in its sole discretion, shall in good faith determine. The

Company may recover all or any portion of any award made to any Participant with respect to a fiscal year of the Company when misstated financial information that formed the basis for the award. The maximum amount subject to recovery from a Participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the misstatement, or any lesser amount that the Committee may determine; provided, however, that in the case of a discretionary award, the Committee may make such determination as to the amount of any repayment it deems to have been based upon financial results that would have been adjusted to correct such misstatement, up to the total amount of the discretionary award. The Committee shall also have the power under this Section 16.2(b) to (i) recover from a Participant any shares of common stock delivered in connection with an Award, and/or (ii) cancel an outstanding Award in connection with such an action.

16.3. Changes in Law and Tax Accounting. Notwithstanding the provisions of Sections 16.1 and 16.2, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

ARTICLE 17. Withholding

17.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising under or as a result of this Plan.

17.2. Share Withholding. With respect to withholding required and/or permitted upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event hereunder, the Committee may require or permit, at its discretion, satisfaction of the withholding requirement, in whole or in part, by having the Company withhold Shares (or by surrendering Shares previously owned which have been held for longer than six months or purchased in the open market) having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

ARTICLE 18. Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, spin-off, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 19. Nontransferability of Awards.

Unless otherwise determined by the Committee, no Award shall be transferable (either by sale, pledge, assignment, gift, or other alienation or hypothecation) by a Participant other than by will or by application of the laws of descent and distribution; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

ARTICLE 20. Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

ARTICLE 21. Miscellaneous

21.1. Subsidiary Employees. In the case of a grant of an Award to an employee or consultant of any Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee or consultant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled should revert to the Company.

21.2. Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to individuals who are eligible to participate in the plan who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

21.3. Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 4 for such reinvestment (taking into account then outstanding Options and other Awards).

ARTICLE 22. Legal Construction

22.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

22.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to comply with this Section 22.3, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares or uncertificated forms of Shares under the Plan prior to fulfillment of all of the following conditions:

(a) Listing or approval for listing upon notice of issuance, of such Shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Shares;

(b) Any registration or other qualification of such Shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(c) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

22.4. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

	The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2, 3 & 4.

1.	Election of Directors:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01	Catherine A. Bertini	☐	☐	☐	07	Antonio Monteiro de Castro	☐	☐	☐

	02	Susan M. Cameron	☐	☐	☐	08	Robert J. Murray	☐	☐	☐

Please fold here – Do not separate

	03	Kriss Cloninger, III	☐	☐	☐	09	David R. Parker	☐	☐	☐

	04	E. V. Goings	☐	☐	☐	10	Joyce M. Roché	☐	☐	☐

	05	Joe R. Lee	☐	☐	☐	11	M. Anne Szostak	☐	☐	☐

	06	Angel R. Martinez	☐	☐	☐

2.	Advisory Vote to Approve the Company’s Executive Compensation Program	☐	For	☐	Against	☐	Abstain

3.	Proposal to Approve the Material Terms of the Performance Measures under the Tupperware Brands Corporation 2010 Incentive Plan	☐	For	☐	Against	☐	Abstain

4.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

I plan to attend the meeting. ☐ If you check this box an admission ticket will be sent to you.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Friday, May 8, 2015

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Jeff Fuqua Boulevard

Orlando, Florida 32827 USA

Tupperware Brands Corporation
14901 S. Orange Blossom Trail
Orlando, Florida 32837	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 8, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1 and “FOR” Items 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Thomas M. Roehlk and Michael S. Poteshman, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/tup Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 7, 2015. Scan code on front for mobile voting.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 7, 2015.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.